UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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REPUBLIC SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March  30, 2017

Dear Shareholder:

We are pleased to present you with the 2017 Republic Services, Inc. Proxy Statement and cordially invite you to attend the 2017 annual meeting of shareholders, which will be held at 10:30 a.m., local time, on Friday, May 12, 2017, at the Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260.

Continued Profitable Growth Through Differentiation: As an industry leader in U.S. recycling and non-hazardous solid waste, we are dedicated to delivering dependable solutions to address the nation’s waste challenges. We deliver long-term shareholder value by profitably growing our business through organic growth opportunities and acquisitions, gaining pricing power through differentiation and superior service delivery, and effectively managing our cost structure. We have provided consistent, positive returns to our shareholders, and have a strong track record of increasing cash returns to shareholders through dividends and share repurchases. Our solid record of performance is driven by our long-term focus on the five pillars of our profitable growth through differentiation strategy:

•	Market Position — develop the best vertically integrated market position to enable us to build density and improve returns;

•	Operating Model — deliver consistent, high quality service to all of our customers through the Republic Way: One Way. Everywhere. Every day;

•	People & Talent Agenda — create an environment to attract and retain the best talent;

•	Customer Zeal — drive customer loyalty by offering differentiated products specifically designed to meet our customers’ needs; and

•	Digital Platform — provide a consistent experience across our business while enabling our customers to do business with us through more channels and with better access to information.

Shareholder Engagement: We have developed a broad shareholder engagement program that provides us with valuable insight and feedback from our shareholders throughout the year. During 2016, independent members of our Board and members of our management team engaged with shareholders representing approximately 50% of our investor base. The input received continues to be incorporated into our Board’s deliberations and decisions, particularly in the context of board composition, governance practices, executive compensation and sustainability programs.

Board Refreshment: During 2016 and in early 2017 we made several changes to our Board composition and committee membership. We added three new directors that hold valuable experience and skills to replace the three directors not standing for re-election at our annual meeting. These changes reflect our continued commitment to regular Board evaluation and illustrate our strong succession planning practices, both of which we believe are very important to our Board’s effective operation.

On behalf of the Board of Directors, we want to thank you for your investment in Republic Services.

Sincerely,

Manuel Kadre	Donald W. Slager
Chairman of the Board	President & Chief Executive Officer

18500 N. Allied Way

Phoenix, Arizona 85054

For further information about the 2017 Annual Meeting,

please call (800) 248-3170

NOTICE OF THE 2017 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be Held on May 12, 2017

This Proxy Statement relating to the 2017 annual meeting of shareholders and the Annual Report on

Form 10-K for the year ended December 31, 2016 are available at www.proxyvote.com.

To the Shareholders of Republic Services, Inc.:

The 2017 annual meeting of shareholders (the “Annual Meeting”) of Republic Services, Inc., a Delaware corporation, will be held at the Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260, on May 12, 2017, at 10:30 a.m., local time, for the following purposes:

 Items of Business

(1)	To elect 10 directors to a term of office until the 2018 annual meeting of shareholders or until their respective successors are duly elected and qualified;

(2)	To hold an advisory vote to approve our named executive officer compensation;

(3)	To hold an advisory vote on the frequency of an advisory vote to approve our named executive officer compensation;

(4)	To ratify the appointment of our independent registered public accounting firm for 2017; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

 Record Date

Only shareholders of record at the close of business on March 15, 2017 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment of it. A list of such shareholders will be available commencing April 1, 2017 and may be examined prior to the Annual Meeting at our corporate headquarters during normal business hours.

 Availability of Proxy Materials

We are pleased to utilize Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Annual Report on Form 10-K in digital form online. Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials, which provides instructions on how to access the proxy materials and our Annual Report on Form 10-K online and, if they prefer, how to request paper copies of these materials. We believe providing these materials online enables us to reduce the environmental impact of our Annual Meeting and lower our printing and delivery costs while providing shareholders with the information they need more quickly and efficiently.

 Proxy Voting

Your participation at our Annual Meeting is important. To ensure your representation, if you do not expect to be present at the meeting, please vote your shares as instructed in your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card at your earliest convenience. Your prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

By Order of the Board of Directors,

Manuel Kadre	Donald W. Slager
Chairman of the Board	President & Chief Executive Officer

Phoenix, AZ

March 30, 2017

18500 N. Allied Way

Phoenix, Arizona 85054

Republic Services, Inc. 2017 Proxy Statement     i

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 12, 2017

This proxy statement relating to the 2017 annual meeting of shareholders and the Annual Report on Form 10-K for the year ended December 31, 2016 are available at www.proxyvote.com.

ii     Republic Services, Inc. 2017 Proxy Statement

PROXY STATEMENT MAILING INFORMATION

We are providing this proxy statement to shareholders in connection with the solicitation by the Board of Directors (the “Board”) of Republic Services, Inc., a Delaware corporation (“Republic,” “Republic Services,” the “Company,” “we,” “us” or “our”), of proxies to be voted at the annual meeting of shareholders to be held in Scottsdale, Arizona on May 12, 2017 (the “Annual Meeting”), and at any adjournment thereof, for the purposes set forth in the accompanying notice.

The Securities and Exchange Commission (“SEC”) allows us to deliver a single Notice of Internet Availability of Proxy Materials to one address shared by two or more shareholders. This delivery method is referred to as “householding” and can result in cost savings for us. We deliver a single package containing Notices of Internet Availability of Proxy Materials to multiple shareholders who share an address. If you prefer to receive separate packages containing the Notices of Internet Availability of Proxy Materials, or if you currently are a shareholder sharing an address with another shareholder and wish to receive only one package containing future Notices of Internet Availability of Proxy Materials for your household, please contact Broadridge, toll free at 1-866-540-7095. You may also write to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

As permitted by SEC rules, we are making our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016 available in digital form online. On or about March 30, 2017, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our Annual Report on Form 10-K and how to vote online. Shareholders who receive the notice will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Republic Services, Inc. 2017 Proxy Statement     1

PROXY SUMMARY

This proxy summary is intended to provide an overview of the items contained in this proxy statement. We encourage you to read the entire proxy statement for additional information prior to voting your shares.

ANNUAL MEETING OF SHAREHOLDERS

Date and Time: Friday, May 12, 2017, at 10:30 a.m., local time

Location: Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260

Record Date: Shareholders as of March 15, 2017 are entitled to vote

PROPOSALS AND BOARD RECOMMENDATIONS

		Board’s Recommendation	Page References
Proposal 1	Election of Directors	FOR	10
Proposal 2	Advisory Vote on Named Executive Officer Compensation	FOR	89
Proposal 3	Advisory Vote on the Frequency of an Advisory Vote on Named Executive Officer Compensation	EVERY ONE YEAR	90
Proposal 4	Ratification of Independent Registered Public Accounting Firm for 2017	FOR	91

2016 BUSINESS AND PERFORMANCE HIGHLIGHTS1

During 2016, we continued to create value for our shareholders. Our strong performance reflects our focus on executing our strategy designed to profitably grow our business, manage our cost structure, generate consistent earnings and free cash flow growth, improve return on invested capital and increase cash returns to our shareholders. Highlights of the year include:

◾	Full-year diluted EPS was $1.78 and adjusted diluted EPS was $2.22. Both performance metrics exceeded the upper end of our guidance ranges;

◾	Full-year cash provided by operating activities was approximately $1.85 billion, an increase of 10% from the prior year;

◾	Full-year adjusted EBITDA margin was 28.3%, an improvement of 20 basis points from the prior year;

◾	Delivered total shareholder return of 32.8% during 2016, which exceeded the S&P 500 average by approximately 275%; and

◾	Returned approximately $820 million to shareholders in 2016 through dividends and share repurchases.

(1)	For a reconciliation of non-GAAP results to GAAP results, see “Reconciliation of GAAP to Non-GAAP Financial Measures” on page 66.

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Proxy Summary

[1]	See “Reconciliation of GAAP to Non-GAAP Financial Measures” on page 66.

SUSTAINABILITY PRACTICES

Our sustainability goals and practices are core to our business and are integrated into our strategic goals. Sustainable business practices are embedded in our day-to-day operations, impact our profitability and support long-term value creation for our shareholders. The Board, through its Sustainability and Corporate Responsibility Committee, is responsible for overseeing our management’s handling of various enterprise risks, including environmental and corporate sustainability related risks posed to the Company. As a result of this ongoing commitment to sustainable practices, during 2016 we were recognized for our sustainability leadership:

◾	Named to the 2016 Dow Jones Sustainability World Index and North America Index
—	We are the only company in the solid waste industry to be named to both indices

◾	We were identified as a global leader for our actions and strategies in response to climate change
—	Named to the “Climate A List” by the Carbon Disclosure Project (“CDP”), a leading international not-for-profit organization that drives sustainable economies
—	We were awarded a position on the “Supplier Climate A List” by the CDP
—	We were awarded the “Industry Mover” sustainability award in the Commercial Services and Supplies Industry by RobecoSAM. This award honors Republic as the company within the top 15% of its industry that has achieved the largest proportional improvement in its sustainability performance compared to the previous year

SHAREHOLDER ENGAGEMENT

We have a well-developed shareholder engagement program that emphasizes year-round shareholder engagement and direct communication with our Board. Throughout 2016, we engaged with many of our largest shareholders, representing approximately 50% of shares outstanding, as well as proxy advisors. Key areas of discussion with shareholders in the past year included new Board members, sustainability oversight, and alignment of our executive compensation with our strategic goals. Our Board highly values these discussions and considers feedback in Board deliberations and decisions.

Republic Services, Inc. 2017 Proxy Statement     3

SUMMARY OF PROPOSAL 1: ELECTION OF DIRECTORS

The Board recommends a vote “FOR” all director nominees.

BOARD NOMINEES

The table below lists the names of our director nominees and the standing committees on which they serve as of the mailing date of this proxy statement.

Director Name	Age	Director Since	Committees	Independent
Manuel Kadre (Chairman)	51	2014	-	✓
Tomago Collins	45	2013	Sustainability and Corporate Responsibility Committee (Chair) and Audit Committee	✓
William J. Flynn	63	2008	Audit Committee and Management Development and Compensation Committee	✓
Thomas W. Handley	62	2016	Management Development and Compensation Committee (Chair) and Nominating and Corporate Governance Committee	✓
Jennifer M. Kirk	42	2016	Audit Committee and Sustainability and Corporate Responsibility Committee	✓
Michael Larson	57	2009	Nominating and Corporate Governance Committee (Chair) and Management Development and Compensation Committee	✓
Ramon A. Rodriguez	71	1999	Audit Committee (Chair) and Sustainability and Corporate Responsibility Committee	✓
Donald W. Slager (CEO)	55	2010	-
John M. Trani	72	2008	Management Development and Compensation Committee and Nominating and Corporate Governance Committee	✓
Sandra M. Volpe	49	2016	Nominating and Corporate Governance Committee and Sustainability and Corporate Responsibility Committee	✓

If all of the Company’s Board nominees are elected at the 2017 Annual Meeting, 9 of the 10 members of our Board will be independent.

BOARD HIGHLIGHTS

Our Board is comprised of highly engaged and skilled directors with varied experiences and backgrounds who bring diverse perspectives to their oversight of our business while representing the long-term interests of our shareholders.

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Summary of Proposal 1: Election of Directors

Director Changes in 2016. During 2016, we added three new independent directors (included in the table above) who bring strong strategic planning, financial, logistics, operations and communications experience to the Board:

•	Thomas W. Handley
•	Jennifer M. Kirk
•	Sandra M. Volpe

Additionally, the following three directors (excluded from the table above) will not be standing for re-election at the Annual Meeting:

•	James W. Crownover
•	Gen. Ann E. Dunwoody (ret.)
•	W. Lee Nutter

Board Practices. Our Board has developed a robust set of practices to help ensure appropriate composition and effective functioning. The Board maintains a regular board evaluation process that is closely linked with ongoing succession planning practices, as well as a commitment to regular board refreshment based on the Company’s needs and strategic priorities. The recent changes on our Board reflect these practices.

CORPORATE GOVERNANCE PRACTICES

We continuously monitor developments and best practices in corporate governance and enhance our practices as warranted and based on shareholder feedback.

Corporate Governance Highlights

✓	Highly Independent Board	✓	Independent Board Chairman

✓	Shareholder Engagement Program	✓	Formal Onboarding Program for New Directors

✓	Majority Vote Standard	✓	Thoughtful Board Evaluation Process

✓	Annual Director Elections	✓	Sustainability and Corporate Responsibility Committee

✓	Proxy Access Right	✓	Political Contributions Policy

✓	No Supermajority Vote Requirements	✓	Code of Business Ethics and Conduct

✓	Action by Written Consent	✓	Deferral of Compensation for Directors (restricted stock units or cash)

✓	Independent Board Committees	✓	Stock Ownership Guidelines

✓	Director and Management Succession Planning	✓	Anti-Hedging and Pledging Policies

Republic Services, Inc. 2017 Proxy Statement     5

SUMMARY OF PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Board recommends a vote “FOR” the advisory vote on named executive officer compensation.

Components of Our Executive Compensation Program. The Management Development and Compensation Committee (the “Compensation Committee”) is committed to a performance-based executive compensation program that enables us to attract, retain and motivate our leadership team in a way that drives financial success and sustained shareholder value creation. The core compensation elements for our Named Executive Officers are:

•	base salary;
•	annual bonus; and
•	long-term incentives, which are delivered in performance shares and restricted stock units.

6     Republic Services, Inc. 2017 Proxy Statement

Summary of Proposal 2: Advisory Vote on Named Executive Officer Compensation

Executive Compensation Link to Strategy. We develop rigorous performance goals on a bottom-up basis, reflecting management initiatives and the impact of anticipated external factors. To align management incentives, our metrics and performance targets focus on factors management can impact, rather than external factors outside of management’s control or ability to mitigate.

Republic Services, Inc. 2017 Proxy Statement     7

Summary of Proposal 2: Advisory Vote on Named Executive Officer Compensation

The Compensation Committee believes that the metrics used in our incentive programs should align with our strategic goals and motivate our executives to drive financial and operational performance that will build long-term value for our shareholders. We believe that the diverse set of metrics used in our annual and long-term incentive (“LTI”) programs align with our strategic goals.

Compensation Governance Practices. We have established a number of compensation best practices that help ensure our compensation program remains highly aligned with shareholder interests.

Compensation Governance Highlights

✓	Pay for performance incentive structures	✓	Active management of dilution from equity plans
✓	Robust stock ownership guidelines	✓	No dividends on unearned PSUs
✓	Annual risk assessment of compensation program	✓	Limited perquisites
✓	Independent Compensation Consultant	✓	No excise tax gross-ups
✓	Clawback policy	✓	No hedging, pledging or short sales
✓	Double trigger change in control provisions	✓	Relevant & strategically aligned performance metrics

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SUMMARY OF PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Board recommends a vote that we conduct advisory votes on named executive officer compensation every “ONE YEAR”.

SUMMARY OF PROPOSAL 4: RATIFICATION OF AUDITORS

The Board recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2017.

**

We encourage you to read the entire proxy statement for additional information prior to voting your shares.

Republic Services, Inc. 2017 Proxy Statement     9

PROPOSAL 1:

ELECTION OF DIRECTORS

We are electing 10 directors at the Annual Meeting. Each director will hold office until our next annual meeting or until his or her successor is elected and qualified to serve on the Board. The Board has nominated 10 proposed directors (the “Nominees”) based on the recommendation of the Board’s Nominating and Corporate Governance Committee (the “Governance Committee”). Each Nominee has consented to be named in this proxy statement and has agreed to serve as a director if elected. If any Nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the size of the Board may be reduced accordingly. The Board is not aware of any existing circumstances likely to render any Nominee unavailable.

The Nominees who receive a majority of the votes cast by the holders of our common stock represented at the Annual Meeting, without giving effect to abstentions, will be elected directors. According to our bylaws, “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with abstentions and broker non-votes not counted as a vote cast either “for” or “against” that director’s election). Republic is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, we have a director resignation policy in our bylaws. Under this policy, the Board will nominate for further service on the Board only those incumbent candidates who tender, in advance, irrevocable resignations. The Board has obtained such conditional resignations from all Nominees. Each irrevocable resignation is contingent on the failure to receive the required vote at any annual meeting at which the Nominee is nominated for re-election and on Board acceptance of the resignation. The Governance Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days after certification of the election results. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or reduce the size of the Board.

Under our bylaws, the number of directors is fixed from time to time by Board resolution and shall be not more than 13 (the majority of whom must be independent of Republic for purposes of the New York Stock Exchange (“NYSE”) rules). Our Board currently consists of 13 directors, but James W. Crownover, Ann E. Dunwoody and W. Lee Nutter are not standing for re-election at the Annual Meeting. The Board has decreased the fixed number of directors to 10, effective upon the election of directors at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of Nominees named in this proxy statement.

The Board recommends a vote “FOR” the election of all 10 Nominees to our Board.

Biographical Information Regarding Directors/Nominees and Executive Officers

Board Refreshment

During 2016, we added three new independent directors to our Board (Thomas W. Handley, Jennifer M. Kirk, and Sandra M. Volpe). These new directors hold a variety of complementary skill sets including strategic planning, financial, logistics, operations and communications experience. In addition, James W. Crownover, Ann E. Dunwoody, and W. Lee Nutter will serve as independent directors until the 2017 annual meeting, at which time each will not stand for re-election. We greatly appreciate the service of these three directors. These changes underscore Republic Services’ commitment to ongoing Board refreshment and director succession planning.

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Proposal 1 – Election of Directors

Director Nominees

MANUEL KADRE	RELEVANT SKILLS AND QUALIFICATIONS
Chairman of the Board since March 15, 2017; Director since June 2014 Committees: None

◾   Chief Executive and Management experience gained as Chief Executive Officer of Gold Coast Caribbean Importers and MBB Auto, LLC

◾   Financial and Strategy experience from his leadership roles in acquiring and managing several businesses as well as running successful businesses that are focused on positioning well-known brands in highly regulated markets

CAREER HIGHLIGHTS

◾   MBB Auto, LLC, 2012 – Present

— Chief Executive Officer

◾    Gold Coast Caribbean Importers, 2005 – Present

— Chief Executive Officer

◾    CCI Companies, 1995 – 2009

— President, Vice President, General Counsel and Secretary

OTHER PUBLIC COMPANY DIRECTORSHIPS (within the past 5 years)

◾    Mednax, Inc., 2007 – Present

ADDITIONAL EXPERIENCE AND SERVICE

◾   Board of Trustees, University of Miami

◾    Board of Governors, University of Miami Hospital

TOMAGO COLLINS	RELEVANT SKILLS AND QUALIFICATIONS
Director since August 2013 Committees: Sustainability and Corporate Responsibility (Chair) Audit

◾   Communication and Public Affairs experience gained as the strategic public affairs and communications executive for all Kroenke Sports & Entertainment-owned sports, entertainment, real estate, ranch and vineyard products, including Arsenal Football Club, the Los Angeles Rams, Denver Nuggets, Altitude, the Outdoor Channel, World Fishing Network and the Pepsi Center

◾   Strategy and M&A experience gained from his role with Kroenke, where Mr. Collins works closely with senior management on business development, mergers and acquisitions, and strategic planning issues

CAREER HIGHLIGHTS

◾   Kroenke Sports & Entertainment, 2003 – Present

— Strategic Communications and Public Affairs Executive

◾   The (Louisville) Courier-Journal and CNN International

— Journalist

OTHER PUBLIC COMPANY DIRECTORSHIPS (within the past 5 years)

◾   AutoNation, Inc., 2014 – Present (Member of the Corporate Governance and Nominating Committee)

ADDITIONAL EXPERIENCE AND SERVICE

◾    Director, Playing for Change

◾   Director, Colorado Make-a-Wish

◾    Director, Global Down Syndrome

◾   Director, Colorado I Have a Dream Foundation

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Proposal 1 – Election of Directors

WILLIAM J. FLYNN	RELEVANT SKILLS AND QUALIFICATIONS
Director since December 2008 Committees: Audit Management Development and Compensation

◾   Management, Financial, and Chief Executive experience gained as President and Chief Executive Officer of Atlas Air Worldwide Holdings, Inc. and GeoLogistics Corporation, resulting in a keen appreciation of the financial, operational, and compensation issues faced by companies

◾    Operations experience from his 39-year career in international supply chain management and freight transportation

CAREER HIGHLIGHTS

◾   Atlas Air Worldwide Holdings, Inc., 2006 – Present

— President and Chief Executive Officer

— Director

◾   GeoLogistics Corporation, 2002 – 2005

— President and Chief Executive Officer

◾    CSX Corporation, 2000 – 2002

— Senior Vice President of Strategic Planning

— Senior Vice President at CSX Transportation (railroad unit)

◾    Sea-Land Service Inc., 1977 – 1999

— Subsidiary of CSX Corporation

— Held a variety of senior management positions in Asia, Latin America and the United States

OTHER PUBLIC COMPANY DIRECTORSHIPS (within the past 5 years)

◾   Atlas Air Worldwide Holdings, Inc., 2006 – Present

◾    Horizon Lines, Inc., 2006 – 2012

ADDITIONAL EXPERIENCE AND SERVICE

◾   Director, Airlines for America Association

◾    Financial Times Outstanding Director Award, 2014

◾    Director, Allied Waste Industries, Inc., 2007 – 2008 (acquisition by Republic Services, Inc.)

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Proposal 1 – Election of Directors

THOMAS W. HANDLEY	RELEVANT SKILLS AND QUALIFICATIONS
Director since July 2016 Committees: Management Development and Compensation (Chair) Nominating and Corporate Governance

◾   Operations and Management experience through leading Ecolab’s global operations as President and Chief Operating Officer as well as his experience managing both domestic and global industrial foodservice businesses

◾    Strategy and Marketing experience from his extensive history with Procter & Gamble, which focused on marketing and strategic planning for a global business unit

CAREER HIGHLIGHTS

◾   Ecolab Inc., 2003 – Present

— President and Chief Operating Officer

— Senior Executive Vice President and President, Global Food & Beverage and Asia Pacific Latin America

— President, Industrial and Services North America Sector

— Executive Vice President, Industrial Sector

— Executive Vice President, Cleaning and Specialty Sector

— Senior Vice President, Strategic Planning

◾   Procter & Gamble, 1981 – 2003

— Vice President, Global Planning, Marketing and Always Global Franchise (Global Feminine Care Products Business Unit)

— Vice President and General Manager, Paper Products, Japan and Korea

— Managing Director, Paper Products Asia

— General Manager, Paper Products, Mexico

— Director of Marketing, Laundry and Cleaning Products, Mexico

— Business Unit Manager, Lodging Commercial Products

— Various positions in P&G Brand Management

OTHER PUBLIC COMPANY DIRECTORSHIPS (within the past 5 years)

◾   HB Fuller Company, 2010 – Present (Member of the Compensation Committee and Audit Committee)

ADDITIONAL EXPERIENCE AND SERVICE

◾    Director and Member, National Association of Manufacturers Executive Board (organization’s governing board)

◾    Board Chair and Director, Ordway Center for Performing Arts, 2005 – 2015, July 2016 – Present

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Proposal 1 – Election of Directors

JENNIFER M. KIRK	RELEVANT SKILLS AND QUALIFICATIONS
Director since July 2016 Committees: Audit Sustainability and Corporate Responsibility

◾Accounting and Financial experience gained over her 20-year career in finance, accounting and compliance, including her current position as Vice President, Controller and Chief Accounting Officer of Occidental Petroleum Corporation

◾Management experience from her leadership roles in large global organizations

CAREER HIGHLIGHTS

◾   Occidental Petroleum Corporation, 1999 – Present

— Vice President, Controller and Chief Accounting Officer

— Controller, Oil and Gas Division

— Various Operational and HQ positions with increasing responsibility

◾   Arthur Andersen LLP, 1996 – 1999

— Responsibilities encompassed all areas of financial statement audits including planning, supervision and financial statement reporting at both a staff and senior level.

ADDITIONAL EXPERIENCE AND SERVICE

◾Member, Institute for Managerial Accountants, American Institute of Certified Public Accountants, Council for Petroleum Accounting Society

◾Leader, Girl Scouts of America

◾Adjunct Professor, California State University, 2004 – 2005

◾Volunteer, American Diabetes Association and Juvenile Diabetes Research Foundation

14     Republic Services, Inc. 2017 Proxy Statement

Proposal 1 – Election of Directors

MICHAEL LARSON	RELEVANT SKILLS AND QUALIFICATIONS
Director since October 2009 Committees: Nominating and Corporate Governance (Chair) Management Development and Compensation

◾   Financial experience gained as Chief Investment Officer to William H. Gates III, responsible for Mr. Gates’ non-Microsoft investments as well as the investments of the Bill & Melinda Gates Foundation Trust

◾    Investment and Leadership experience gained from over 35 years of making investments and acquiring a broad understanding of the capital markets, business cycles, capital investment and allocation and an appreciation of the interests of long-term shareholders (including the perspective of our largest shareholder, Mr. Gates’ Cascade Investment, L.L.C.)

CAREER HIGHLIGHTS

◾   William H. Gates III, 1994 – Present

— Chief Investment Officer

— Includes investment management for personal assets and for Bill & Melinda Gates Foundation Trust

◾   Additional Experience, Prior to 1994

— Harris Investment Management

— Putnam Investments

— ARCO

OTHER PUBLIC COMPANY DIRECTORSHIPS (within the past 5 years)

◾AutoNation, Inc., 2010 – Present (serves as Lead Independent Director; Chair of the Compensation Committee and Member of the Finance Committee)

◾Ecolab, Inc., 2012 – Present (Member of the Finance Committee and Safety, Health and Environment Committee)

◾Fomento Económico Mexicano, S.A.B.de C.V., 2011 – Present

◾Grupo Televisa, S.A.B., 2009 – 2014

ADDITIONAL EXPERIENCE AND SERVICE

◾Chairman of the Board of Trustees of two funds within the Western Asset Management fund complex

— Member of their respective Audit Committees and Governance and Nominating Committees

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Proposal 1 – Election of Directors

RAMON A. RODRIGUEZ	RELEVANT SKILLS AND QUALIFICATIONS
Director since March 1999 Committees: Audit (Chair) Sustainability and Corporate Responsibility

◾   Leadership, Management, and Chief Executive experience gained as President and Chief Executive Officer of accounting firm Madsen, Sapp, Mena, Rodriguez and Co., P.A. (acquired by Crowe Horwath in 2006)

◾    Accounting and Financial experience through his role leading an accounting firm, service as past Chairman of the Florida Board of Accountancy and as former President of the Florida Institute of Certified Public Accountants, as well as his past roles on multiple audit committees

CAREER HIGHLIGHTS

◾   Director, Public Broadcasting Service (PBS)

— Member of the Audit Committee, Finance Committee and Investment Subcommittee

◾   Madsen, Sapp, Mena, Rodriguez and Co., P.A., 1981 – 2006

— President and Chief Executive Officer

◾   DME Corporation, 1975 – 2009

— Founder, Director and Treasurer

OTHER PUBLIC COMPANY DIRECTORSHIPS (within the past 5 years)

◾    Alico, Inc., 2009 – 2015 (served as Chairman of the Board; Chair of the Audit Committee and Member of the Nominating and Corporate Governance Committee)

ADDITIONAL EXPERIENCE AND SERVICE

◾    Former Chairman, Florida Board of Accountancy

◾   Former President, Florida Institute of Certified Public Accountants

16     Republic Services, Inc. 2017 Proxy Statement

Proposal 1 – Election of Directors

DONALD W. SLAGER	RELEVANT SKILLS AND QUALIFICATIONS
President and Chief Executive Officer since January 2011; Director since June 2010 Committees: None

◾Industry, Management and Operations experience as a 35-year veteran of the solid waste and recycling industry, including over 30 combined years with Republic Services, Inc. and Allied Waste Industries, Inc.

◾Chief Executive experience as Chief Executive Officer of Republic, a role Mr. Slager has held since January 2011

CAREER HIGHLIGHTS

◾   Republic Services, Inc., 2008 – Present

— President and Chief Executive Officer

— President and Chief Operating Officer

◾   Allied Waste Industries, Inc., 1992 – 2008

— President and Chief Operating Officer

— Senior Vice President Operations

— Vice President Operations

— Assistant Vice President Operations

— Regional Vice President, Western Region

— District Manager, Chicago Metro District

◾   National Waste Services, 1985 – 1992

— General Manager among other management positions

OTHER PUBLIC COMPANY DIRECTORSHIPS (within the past 5 years)

◾Martin Marietta Materials, Inc., 2016 – Present (Member of Ethics, Environment, Safety and Health Committee and Finance Committee)

◾UTi Worldwide, Inc., 2009 – 2016 (served as Chairman of the Nominating and Corporate Governance Committee and Member of the Compensation Committee)

ADDITIONAL EXPERIENCE AND SERVICE

◾Governing Board Member, Together for Safer Roads

Republic Services, Inc. 2017 Proxy Statement     17

Proposal 1 – Election of Directors

JOHN M. TRANI	RELEVANT SKILLS AND QUALIFICATIONS
Director since December 2008 Committees: Management Development and Compensation Nominating and Corporate Governance

◾   Chief Executive, Management, Accounting, and Financial experience as Chairman and Chief Executive Officer of Stanley Works, where Mr. Trani gained valuable insight into the financial, compensation and accounting issues, among others, that large public companies face

◾    Operations expertise from his experience in senior operational roles at both Stanley Works and GE

CAREER HIGHLIGHTS

◾   Tidewater Holdings, 2013 – Present

— Executive Director

◾    Stonepeak Infrastructure Partners, 2012 – Present

— General Operating Partner

◾    Stanley Works, 1997 – 2003

— Chairman, Director and Chief Executive Officer

◾   General Electric, 1978 – 1996

— President and Chief Executive Officer, Medical Systems Group

— Senior Vice President

ADDITIONAL EXPERIENCE AND SERVICE

◾    Director, Allied Waste Industries, Inc., 2007 – 2008 (acquisition by Republic Services, Inc.)

◾    Chairman, Accretive Commerce, 2004 – 2007

SANDRA M. VOLPE	RELEVANT SKILLS AND QUALIFICATIONS
Director since December 2016 Committees: Nominating and Corporate Governance Sustainability and Corporate Responsibility

◾   Financial experience gained over a 25-year career in financial and strategic planning roles at large global companies including FedEx and Lender’s Service, Inc.

◾    Strategy and Operations experience as Senior Vice President at FedEx where Ms. Volpe is responsible for strategy across FedEx Ground, internal and external communications, and management of contractors across the organization’s facilities

CAREER HIGHLIGHTS

◾   FedEx Ground, 2000 – Present

— Senior Vice President, Strategic Planning, Communications and Contractor Relations

— Vice President, Strategic Planning

— Vice President, Finance

— Managing Director, Finance

◾   Lender’s Service, Inc., 1993 – 2000

— Director of Financial Planning & Analysis, Associate Vice President

ADDITIONAL EXPERIENCE AND SERVICE

◾   Board Chair, American Heart Association

◾    FedEx 5 Star Award, FedEx Leadership Award, FedEx Corporation Bravo Zulu Award for Service, and Prudential Principle Player Award

18     Republic Services, Inc. 2017 Proxy Statement

Board of Directors and Corporate

Governance Matters

We operate within a comprehensive corporate governance framework that defines responsibilities, sets high standards of professional and personal conduct, and helps assure compliance with these responsibilities and standards. We continuously monitor developments and best practices in corporate governance and enhance our practices as warranted and based on shareholder feedback.

The Board’s Corporate Governance Guidelines provide the framework for effective governance and are amended by the Board from time to time in response to changing regulations, evolving best practices, and shareholder input.

✓ Highly Independent Board. All members of our Board other than our Chief Executive Officer, and all members of our Board committees, are “independent directors”.	✓ Independent Board Chairman. We have separated the Chairman of the Board and CEO roles and have a non-executive, independent Chairman of the Board.
✓ Shareholder Engagement Program. We have developed a comprehensive shareholder engagement program pursuant to which we meet with many of our largest shareholders and proxy advisors.

✓    Formal Onboarding Program for New Directors. Upon joining the Board, new directors are provided with a comprehensive orientation and participate in a formal onboarding process to facilitate their transition onto our Board.

✓ Majority Vote Standard. Each director must be elected annually by a majority vote of shares represented at the meeting.	✓ Thoughtful Board Evaluation Process. The Board and each of its committees conducts annual self-assessments, which are overseen by the Governance Committee.
✓ Annual Director Elections. Each director must be elected by a majority vote on an annual basis.

✓    Sustainability and Corporate Responsibility Committee. Responsible for overseeing our management’s handling of various enterprise risks, including environmental and corporate sustainability related risks posed to the Company.

✓    Proxy Access Right. Any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% of shares outstanding for at least three years is permitted to include up to 25% of the number of director nominees in our proxy materials for our annual meeting of shareholders.

✓    Political Contributions Policy. We have a Political Contributions Policy and related procedures intended to help ensure that our employees and other representatives who participate in the political process do so in compliance with applicable laws and regulations governing corporate political contributions and regulating cororate participation in public and governmental affairs.

✓ No Supermajority Vote Requirements. No supermajority vote standard for amending the Certificate of Incorporation or Bylaws.

✓    Code of Business Ethics and Conduct (“Code of Ethics”). Republic is committed to operating its business with the highest level of integrity and has adopted a Code of Ethics that requires compliance with all applicable laws and outlines the general standards of business conduct that all of our employees, officers and directors must follow. Republic was named to the elite 2017 World’s Most Ethical Companies® List by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices.

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Board of Directors and Corporate Governance Matters

✓ Action by Written Consent. Shareholders may take action by written consent.

✓    Deferral of Compensation for Directors (restricted stock units or cash). RSU grants from 2009-2011 may not be settled until the director’s termination of service from the Board; RSU grants made during and after 2012 have a 3-year holding period before settling to shares, unless they are deferred; this practice strongly aligns the interests of the Board with those of shareholders.

✓ Independent Board Committees. Each of our committees is comprised entirely of independent directors.

✓    Stock Ownership Guidelines. We require our directors and senior management to own a significant amount of our securities to align their interests with our shareholders’ interests and to demonstrate to the investing public, and our employees, their commitment to Republic.

✓ Director and Management Succession Planning. The Board is actively involved in the director and management succession planning processes to help ensure business continuity.	✓ Anti-Hedging and Pledging Policies. We have a strict anti-hedging and anti-pledging policy.

✓    Resignation upon a Change in Circumstances. The Corporate Governance Guidelines require a director to tender his or her resignation, for consideration by the Governance Committee and subject to acceptance by the Board, if there is a material change in the director’s personal or professional circumstances impacting the director’s ability to fulfill his or her obligations to our Company.

✓ Committee Charters. Each standing committee operates under a formal written charter.

Shareholder Engagement. We value the perspectives and feedback provided by our shareholders. During 2016, we engaged with many of our largest shareholders, representing approximately 50% of shares outstanding, as well as proxy advisors. During these meetings, we discussed Republic’s business strategy, financial performance and commitment to sustainability as well as our governance practices and executive compensation programs. Feedback received is shared with the Board and considered during deliberations, particularly with regard to Board, governance, compensation and sustainability practices.

The feedback received from shareholders has had a direct impact on our Company in the form of recent changes made to our governance and compensation programs. During 2016, as a direct result of shareholder feedback, we adopted a shareholder-friendly proxy access bylaw. In 2015, we added a relative total shareholder return (“RTSR”) metric and replaced the long-term cash component in our executive compensation program with performance based shares. The Board believes conversations with our shareholders are extremely beneficial and we look forward to continuing to develop and foster these relationships.

Director Skills and Experience. The Board is comprised of directors with broad and diverse experience and expertise who are committed to representing the long-term interests of shareholders. The following summarizes the key skills and experiences represented on our Board.

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Board of Directors and Corporate Governance Matters

Strategic planning	Former chief executive officers
Operations and marketing	Shareholder perspective
Finance and capital markets	Supply chain management
Public company directorships	Capital investment and allocation
Business development and public affairs	Military leadership
Highly relevant industry experience	Staffing and personnel-related issues
Logistics	Transportation

Balanced Director Tenure. The Board recognizes the importance of maintaining a balance of experienced directors who have a deep understanding of the Company and other individuals who bring a fresh perspective. Over the last five years, six new directors were added to our Board, three of whom joined the Board during 2016.

Formal Director Onboarding Process. Upon joining our Board, new directors are provided with a comprehensive orientation and participate in a formal onboarding process to facilitate their transition onto our Board. Our onboarding process familiarizes new directors with the Company’s businesses, strategic plans, governance program, Board policies, and the director’s responsibilities on assigned committees. New directors hold meetings with Republic’s senior leadership and key management representatives to learn about the Company and participate in site visits. Based on feedback received, we believe this onboarding program, coupled with participation in regular Board and committee meetings, provides new directors with a strong foundation in our Company’s business, and accelerates their ability to fully engage in Board discussions. Additional training is also encouraged when a director assumes a leadership role as either our Chairman or as a committee chair.

Continuing Education. Our directors will continue to attend seminars and continuing education programs relating to corporate governance, audit and compensation matters. In addition, site visits and external and in-house presentations are scheduled as part of the directors’ continuing education.

Thoughtful Board Evaluation Process. We recognize that Board and committee evaluations play an important role in ensuring the effective functioning of our Board. Therefore, the Board and each of its committees conducts annual self-assessments, which are overseen by the Governance Committee and include written evaluation forms to assess their effectiveness. Periodically, we will employ the services of an external advisor to assist with the evaluation process. Regardless of whether an external advisor is involved in the evaluation process, the results of these assessments are compiled without attribution, into a single form and sent to the directors for a full Board assessment and to each committee member, for those committees on which they serve, to identify areas for future improvement. This feedback is also considered by the Governance Committee when searching for and evaluating potential future Board nominees to help ensure we are adding new directors with the proper mix of subject matter expertise and perspective consistent with the needs of our growing company.

Director Succession Planning. The Board has in place an ongoing succession planning process. The Board, through the Governance Committee, engages in formal Board succession planning / forward planning discussions during the year in which it considers and evaluates director tenure and skill-sets currently

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Board of Directors and Corporate Governance Matters

represented. This discussion is supported by the formal evaluation process that identifies areas for improvement, including the need to add new members with unique expertise and experience that it believes will benefit our Company, and sets refreshment targets accordingly. These discussion topics are included as a quarterly Governance Committee agenda item. The Board has also established a mandatory director retirement age of 73 to promote continual refreshment and the addition of diverse perspectives. The Governance Committee utilizes an executive search firm to identify potential director candidates and conducts interviews on an ongoing basis.

Our board evaluation and succession planning processes are both ways in which the Board executes on its commitment to refreshment. The following graphic illustrates how these processes support our commitment to help ensure we have the right members on our Board:

Management Succession Planning. The Board, through the Governance Committee, also regularly reviews the Company’s executive management succession plan to help ensure business continuity in the event a key executive departs from the Company. This evaluation includes a thorough discussion on the Company’s senior leadership structure and focuses on key positions held by our executives. The Board’s committees also frequently discuss the talent pipeline, and individuals identified as potential future leaders are given exposure to Board members through formal presentations and informal meetings or events. More broadly, the Board, through the Compensation Committee, is regularly updated on key talent indicators for the overall workforce, and diversity, recruiting and development programs. Republic is also cognizant of the impact our overall compensation program has on our succession planning process and has designed our program accordingly.

Director Nomination Procedures and Diversity Relating to Board Candidacy

The Governance Committee is responsible for soliciting recommendations for candidates for the Board, compiling and reviewing background information for such candidates, and making recommendations to the Board with respect to such candidates. In evaluating candidates, the Governance Committee considers, among other things, candidates who possess the following attributes:

•	Independent (if required);

•	Personal and professional integrity;

•	Sound business judgment;

•	Relevant business and industry experience;

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Board of Directors and Corporate Governance Matters

•	Proper mix of education and skills; and

•	Would be effective as directors in serving the long-term interests of our shareholders.

With respect to diversity relating to Board candidacy, our Corporate Governance Guidelines state that directors shall be selected in the context of assessing the Board’s needs at the time and with the objective of ensuring diversity in the background, experience and viewpoints of Board members. To assist in promoting such diversity, the Board shall, to the extent consistent with applicable legal requirements and its fiduciary duties, take reasonable steps to ensure that new Board nominees are drawn from a pool that includes diverse candidates, including women and minorities. The Board and the Governance Committee will continue to assess the need to expand the breadth of experience, expertise and viewpoints represented collectively by our directors and continue to seek top-quality candidates to fill any identified gaps.

Mr. Slager is nominated for election to our Board at each annual meeting of shareholders pursuant to the terms of his employment agreement.

Director Independence

Our common stock is listed on the NYSE, which requires that a majority of our Board be “independent directors” according to the NYSE’s independence standards. The Governance Committee considers the “per se” disqualifications from director independence under NYSE rules when assessing the independence of a current director or a nominee for director. In addition, our Board has adopted categorical standards that provide that certain relationships are not material relationships that would prevent a director’s independence.

The Board undertook a review of director independence and considered relationships between each of the directors and their immediate family members and Republic and its subsidiaries, both in the aggregate and individually. Mr. Slager is not an “independent director” under the NYSE listing standards because he is an employee of Republic and is nominated for election to our Board at each annual meeting of shareholders pursuant to his employment agreement. The Board determined that the 12 remaining directors meet the NYSE standards for independence and the categorical standards adopted by our Board, and have no material relationships with us that impaired their independence. They therefore are “independent directors” under the NYSE listing standards. In making its determination, the Board considered, in the case of Mr. Larson, his status as chief investment officer of Cascade Investment, L.L.C., our largest shareholder.

Following is a list of our independent directors as of the date of this proxy statement:

Manuel Kadre (Chairman)	Jennifer M. Kirk
Tomago Collins	Michael Larson
James W. Crownover	W. Lee Nutter
Ann E. Dunwoody	Ramon A. Rodriguez
William J. Flynn	John M. Trani
Thomas W. Handley	Sandra M. Volpe

Board Leadership Structure, Role in Risk Oversight and Ethics and Compliance

Board Leadership Structure. We have a non-executive Chairman of the Board and a separate CEO. The Board believes that having a non-executive, independent director serving as the Chairman of the Board is in the best interests of Republic and its shareholders because it strengthens the Board’s independence and allows the CEO to focus his talents and attention on managing our business. The Chairman of the Board also is a valuable bridge between the Board and management. His role is to provide leadership to the Board, and his responsibilities include:

•	setting the agenda and procedures for Board meetings in collaboration with the CEO;

•	presiding over all Board meetings;

•	supervising the circulation of information to the directors;

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Board of Directors and Corporate Governance Matters

•	after consulting with the CEO and other directors, providing input to the Governance Committee regarding revisions to our Corporate Governance Guidelines and the appointment of chairs and members of the Board’s committees;

•	coordinating periodic reviews of senior management’s strategic plan;

•	consulting with committee chairs about the retention of advisors and experts; and

•	performing such other duties and services as the Board may require.

The Chairman of the Board also has the authority to request access to any of our employees at any time.

Our Board has four standing committees — Audit Committee, Management Development and Compensation Committee, Nominating and Corporate Governance Committee and the Sustainability and Corporate Responsibility Committee. Each committee consists solely of independent directors and has its own chair who is responsible for directing the committee’s work in fulfilling its responsibilities.

In short, 12 of our 13 current directors are independent (and nine of our 10 nominees for election are independent), we have effective and active oversight by experienced independent directors, we have a non-executive, independent Chairman of the Board, and we have independent committee chairs and members.

Role in Risk Oversight. We face a variety of risks, including credit and liquidity, operational, environmental, litigation, compliance, compensation and cyber security risks.

In accordance with NYSE requirements, our Audit Committee charter requires the Audit Committee to, among other things:

•	meet periodically with management and our independent registered public accounting firm to review our major financial risk exposures and the steps management has taken to monitor and control them;

•	discuss guidelines and policies with respect to financial risk assessment and financial risk management;

•	advise the Board with respect to our policies and procedures regarding compliance with applicable laws and regulations and with our Code of Ethics;

•	review with our Chief Legal Officer legal matters that may have a material impact on our financial statements, our compliance policies, and any material reports or inquiries received from regulators or governmental agencies; and

•	at least annually, and otherwise as necessary, provide new and existing Audit Committee members an overview of our key financial risks and our legal and regulatory requirements.

Our Audit Committee meets at least quarterly and takes various steps to assist the Board in fulfilling its financial risk oversight function. For example, the agenda for each Audit Committee meeting typically includes a report by our Chief Legal Officer, who also serves as our Chief Ethics and Compliance Officer, our Vice President of Internal Audit and our Chief Accounting Officer. Before each meeting, our Chief Legal Officer provides the Audit Committee a comprehensive report describing our most significant pending litigation, regulatory and compliance matters.

Likewise, before each meeting, our Vice President of Internal Audit provides the Audit Committee a comprehensive report on internal audit matters, including Sarbanes-Oxley Act testing results. At the meeting, the Chief Legal Officer and the Vice President of Internal Audit supplement their prior reports with oral presentations and respond to questions from committee members. Further, the chair of the Audit Committee reviews, discusses with our Vice President of Internal Audit and concurs in a program for field audits whereby each field audit includes a financial review and an operations review. He also meets regularly with our Chief Accounting Officer. In addition, the Audit Committee also routinely receives a report regarding our AWARE Line activity. The AWARE Line is an integral part of our compliance program and provides a way for our

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Board of Directors and Corporate Governance Matters

employees to provide information confidentially regarding concerns they may have with respect to compliance with policies or ethical and legal requirements. Our Chief Accounting Officer regularly reports on management’s evaluation of the effectiveness of our disclosure controls and procedures. Finally, our Risk Management Department periodically briefs the Audit Committee or the Board on our insurance coverage programs and related risks.

Our Sustainability and Corporate Responsibility Committee meets at least quarterly and takes various steps to assist the Board in fulfilling its oversight responsibility with respect to enterprise and other risks, including cyber security, environmental and reputational risks, and the practices by which these risks are managed and mitigated. For example, at each quarterly meeting the Sustainability and Corporate Responsibility Committee receives an update from management on cyber security, and a detailed assessment of the cyber security program is conducted every two years.

Our Board also is actively involved in risk oversight. For example:

•	our management annually reports to the Board, through its Sustainability and Corporate Responsibility Committee, the results of its internal survey and analysis of enterprise risk management;

•	the agendas for our Board meetings include regular reports from our CFO and from our Treasury Department regarding the financial, credit and liquidity risks we face, including hedging issues;

•	our management regularly discusses with the Board, and its committees, various operational risks, including pricing, customer defection, commodities price, safety, environmental, and capital expenditure and fleet risks;

•	our independent registered public accounting firm provides regular reports to the Audit Committee on risk issues, and the Audit Committee then provides regular reports to the Board;

•	the Compensation Committee addresses risks that may be raised by our compensation programs; and

•	the Board and individual Board members engage in periodic discussions with management regarding risks as they deem appropriate.

While the Board and its committees provide risk oversight, management is responsible for the day-to-day risk management processes. We believe our Board’s role is to satisfy itself that:

•	the risk management processes designed and implemented by management are adapted to the overall corporate strategy;

•	those processes are functioning effectively;

•	management communicates material risks to the Board, the Audit Committee or the Sustainability and Corporate Responsibility Committee; and

•	actions are being taken to foster a culture of compliance and risk-adjusted decision making throughout Republic.

We further believe that the Board and committee leadership structure we have implemented and the division of responsibilities described above constitute the most effective approach to address the risks we face.

Ethics and Compliance. Our Code of Ethics, “Leading with Integrity”, applies to all of our directors, officers and employees. The Code of Ethics is an integral part of Republic’s ethics and compliance program and serves as a reminder of our commitment to conduct business with the highest ethical and legal standards. We do this by staying true to our values and embracing our priorities, as well as leading with integrity in every aspect of our business.

Our commitment to ethics and compliance was recently acknowledged by being named as a 2017 World’s Most Ethical Company® by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices.

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Board of Directors and Corporate Governance Matters

The World’s Most Ethical Company assessment is based upon the Ethisphere Institute’s Ethics Quotient® (EQ) framework which offers a quantitative way to assess a company’s performance in an objective, consistent and standardized way. Scores are generated in five key categories: ethics and compliance program (35%), corporate citizenship and responsibility (20%), culture of ethics (20%), governance (15%) and leadership, innovation and reputation (10%) and provided to all companies who participate in the process.

If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics that applies to our CEO, Chief Financial Officer, Controller or Chief Accounting Officer, we will disclose the nature of such amendment or waiver in a Current Report on Form 8-K filed with the SEC. The Code of Ethics can be viewed on the Investors section of our website at www.republicservices.com.

Shareholder Director Recommendation Policy

The Governance Committee will consider director candidates recommended by our shareholders unrelated to a recommendation under our proxy access bylaw provision. In accordance with our bylaws, a shareholder wanting to propose a nominee to serve as a director before a meeting of shareholders must give timely written notice. This notice requirement will be deemed satisfied if in compliance with our bylaws, and must include:

•	as to each person whom such shareholder proposes to nominate for election or re-election as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) a description of all direct and indirect compensation and other material monetary arrangements during the past three years and any other material relationships between such shareholder, beneficial owner and their respective affiliates and associates, on the one hand, and each proposed nominee and his or her respective affiliates and associates, on the other hand; and (3) a completed and signed questionnaire, representation and agreement required by Section 2.13 of our bylaws; and

•	as to such shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made: (1) the name and address, as they appear on our books, of such shareholder and beneficial owner; (2) (a) the class and number of shares of our stock that are owned beneficially and of record by such shareholder and beneficial owner; (b) any instrument derived in whole or part from the value of any class or series of shares of our stock beneficially owned by such shareholder; (c) any proxy, understanding or relationship pursuant to which such shareholder has a right to vote any shares of any of our securities; (d) any short interest in any of our securities; (e) any rights to dividends on our shares beneficially owned by such shareholder that are separated or separable from the underlying shares; (f) any proportionate interest in our shares or derivative instruments held directly or indirectly by a general or limited partnership in which such shareholder is a general partner or beneficially owns an interest in a general partner; and (g) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to, based on any increase or decrease in the value of our shares or derivative instruments, including interests held by members of the shareholder’s immediate family; and (3) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors under the Exchange Act.

The Governance Committee determines the eligibility of a proposed nominee to serve as a director, and may require additional information to determine such eligibility. Director candidates proposed by shareholders are evaluated on the same basis as all other director candidates. The Governance Committee may, in its discretion, interview any director candidate proposed by a shareholder.

Shareholders wishing to recommend director candidates for consideration by the Governance Committee may do so by sending the required information described above in writing to: Attention: Office of the

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Board of Directors and Corporate Governance Matters

Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. To consider a candidate for nomination at the 2018 annual meeting of shareholders, we must receive the shareholder’s written notice not later than 90 days and not earlier than 120 days prior to the anniversary date of this year’s Annual Meeting. Refer to our bylaws for additional information and notice requirements.

Proxy Access Director Nominations

In addition to the right to recommend directors to the Governance Committee, qualifying shareholders also have the right to nominate and include director candidates in our proxy materials by giving adequate and timely notice to the Corporate Secretary pursuant to the procedures and requirements contained in our proxy access bylaw. Any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% of the shares of our outstanding common stock for at least the previous three years are permitted to include up to 25% of the number of director nominees in our proxy materials for our annual meeting of shareholders, provided that the shareholders and nominees satisfy the requirements specified in our bylaws. In order for such nominees to be included in our proxy statement and form of proxy, shareholders and nominees must submit a notice of proxy access nomination together with certain related information required by our bylaws.

Shareholders wishing to recommend director candidates using our proxy access bylaw may do so by sending the required information in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. To provide adequate time to assess shareholder-nominated candidates, requests to include these candidates in our proxy materials for our 2018 annual meeting of shareholders would be required to be delivered or mailed and received at our principal executive offices no earlier than October 31, 2017 and no later than November 30, 2017.

Communications with the Board of Directors

Any shareholder or other interested party who wishes to communicate with the Board, a Board committee, the Chairman of the Board or the non-management directors (as a group or individually) may send correspondence to: Attention: Office of the Corporate Secretary, Republic Services, Inc.,18500 North Allied Way, Phoenix, Arizona 85054. The Corporate Secretary will compile and submit such correspondence on a periodic basis to the entire Board or, if designated in the communication, to the appropriate Board committee, the Chairman of the Board or the non-management directors (as a group or the appropriate individual member(s)). The independent directors have approved this process.

Attendance at Annual Meetings Policy

We do not have a formal policy requiring our directors to attend the Annual Meeting. Mr. Slager attended and chaired our 2016 annual meeting of shareholders.

Additional Information Regarding Corporate Governance

You may obtain, free of charge, the current charters for the Audit, Compensation, Governance and Sustainability and Corporate Responsibility Committees, our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, Code of Ethics and Political Contributions Policy by written request to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. These documents also are available at the Investors section of our website at www.republicservices.com.

Republic Services, Inc. 2017 Proxy Statement     27

Sustainability and Corporate Responsibility

In addition to being committed to our customers and employees, we are also committed to the communities we serve and to the environment. We strive to be America’s preferred recycling and waste services partner. At Republic, we believe in the preservation of our Blue Planet — a cleaner, safer and healthier world.

Board and Committee Oversight of Sustainability. Our Board is directly involved in the oversight of Republic’s environmental and sustainability initiatives and conducts a comprehensive review of the Company’s recycling and sustainability performance on an annual basis. Republic’s commitment to corporate sustainability also led to the formation of a dedicated Sustainability and Corporate Responsibility Committee of the Board (“Sustainability and Corporate Responsibility Committee”). This committee has oversight responsibility with respect to our sustainability performance, our corporate responsibilities, our role as a socially responsible organization and our enterprise risk, including cyber security, environmental and reputational risks. The Sustainability and Corporate Responsibility Committee is focused on reviewing the Company’s sustainability performance and progress towards sustainability strategic goals and objectives as well as providing guidance to management with respect to significant sustainability and corporate responsibility initiatives.

Sustainability Focus. We believe we have a responsibility to regenerate our planet with the materials we are entrusted to handle every day by driving increased recycling, generating renewable energy, and helping our customers be more resourceful. Additionally, we must lead by example, working diligently to lessen our impact on the environment through decreased vehicle emissions, innovative landfill technologies and the use of renewable energy and improving our relationship with the communities we serve through engagement and employee growth opportunities. Sustainability contributes to a cleaner world, while also providing opportunities to improve brand awareness, increase customer loyalty, grow our business, motivate our employees and differentiate Republic from our competitors.

To maximize our efforts, we have chosen to focus our sustainability platform around the following five areas:

•	Operations — we are working to minimize the environmental impact of our operations, including our fleet, our landfills and our buildings. Whenever we reduce waste and inefficiency, we become more sustainable and we reduce our costs.

•	Materials Management — we recognize we have an opportunity to extract value from materials in the waste stream in the form of commodities and energy and also reduce greenhouse gas emission from those materials.

•	Communities — we are devoted to being a good neighbor through customer engagement, philanthropic giving, and infrastructure investments.

•	Safety — we are committed to creating a safe environment for our employees, our customers and the communities we serve.

•	People — we employ and develop talented professionals who are committed to our planet, our customers and our Company.

Each of these areas has a significant effect on the environment and society and contributes to preserving our Blue Planet, while forming the foundation of our business going forward. We have developed programs that will enable us to reduce our emissions by 2.5 million tons of carbon dioxide equivalent by 2018, including developing at least two landfill gas-to-energy projects each year, adding at least 150,000 tons per year of recycling capacity, and reducing the greenhouse gas emissions from our fleet by 3%. We also added a safety goal in 2016 to reduce our Occupational Safety and Health Administration (“OSHA”) recordable rates by 7% per year.

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Industry Leadership. We have been steadily building on our sustainability progress and performance and we continue to be recognized for our leadership in this area:

•	We were awarded the “Industry Mover” sustainability award in the Commercial Services and Supplies Industry by RobecoSAM, which honors the company (within the top 15% of each industry) that has achieved the largest proportional improvement in its sustainability performance compared to the previous year.

•	In 2016, we released our second Sustainability Report that follows the GRI G4 protocol, which is available on our website at www.republicservices.com.

•	We were announced as a “Climate A List Company” by CDP, a leading international not-for-profit organization that drives sustainable economies. This distinction is earned by less than 10% of companies worldwide who submit the disclosure questionnaire for that award. This year, fewer than 200 companies from around the world made the list.

•	We were named to the “Supplier Climate A List” by the CDP. The Supplier Climate A List is made up of companies from around the world that are able to focus their people, networks and buying power toward reducing emissions throughout their value chains. This year, only 3% of companies worldwide participating in the CDP supply chain program earned this prestigious recognition.

•	We were inducted into both the North American and World Dow Jones Sustainability Indices (DJSI), a recognition that we believe is the gold standard for corporate sustainability. Republic is the only recycling and solid waste collection provider in the Commercial Services and Supplies sector that is included in the 2016 DJSI World Index.

•	Over the past nine years, our safety performance (based on OSHA recordable rates) has been 41% better than the industry average.

These achievements demonstrate our ability to connect financial performance with environmental and social goals. The rankings also highlight Republic’s leadership in corporate governance as well the environmental, social and financial aspects of sustainability.

Republic Services, Inc. 2017 Proxy Statement     29

Board Meetings and Committees

Meeting Participation. The Board held 5 meetings and took 2 actions by unanimous written consent during 2016. Each director attended at least 75% of the total number of Board meetings and the total number of meetings of all Board committees on which he or she served and held during his or her term of service. The non-employee directors met regularly in executive sessions during 2016.

Committee Composition. The Board has four standing committees: the Audit Committee, the Management Development and Compensation Committee, the Nominating and Corporate Governance Committee and the Sustainability and Corporate Responsibility Committee. Each committee operates under a written charter adopted by the Board and reviews its charter at least annually. Additional information regarding each of the current standing committees and their composition as of the mailing date of this proxy statement appears in the table below.

	Audit Committee	Compensation Committee	Governance Committee	Sustainability and Corporate Responsibility Committee
Tomago Collins	✓			Chair
James W. Crownover	✓			✓
General Ann E. Dunwoody (ret.)	✓			✓
William J. Flynn	✓	✓
Thomas W. Handley		Chair	✓
Jennifer M. Kirk	✓			✓
Michael Larson		✓	Chair
W. Lee Nutter	✓			✓
Ramon A. Rodriguez	Chair			✓
John M. Trani		✓	✓
Sandra M. Volpe			✓	✓

Audit Committee Financial Expert

30     Republic Services, Inc. 2017 Proxy Statement

Board Meetings and Committees

Republic Services, Inc. 2017 Proxy Statement     31

Board Meetings and Committees

32     Republic Services, Inc. 2017 Proxy Statement

DIRECTOR COMPENSATION

When establishing and reviewing our directors’ compensation, we consider the level of work and involvement the directors have with our business. We also consider compensation paid to directors in the marketplace generally and at our peer group companies (the “Peer Group”).

In 2016, we compensated our directors as follows:

•	we paid each non-employee director an annual retainer of $80,000, plus an additional $150,000 in the case of our Chairman of the Board;

•	we paid each committee chair an annual retainer of $20,000; and

•	we granted each non-employee director restricted stock units (“RSUs”) based on a fair market value of $220,000 as of the date of grant (prorated for directors serving less than a full year).

In 2016, the Board changed the annual grant of RSUs from a fixed number (7,500 RSUs) to a set dollar amount (RSUs having a fair market value of $220,000 as of the grant date). All other elements of director compensation remain unchanged. The Board believes that this new approach will better keep director compensation in line with the marketplace and our Peer Group.

Cash retainers are prorated if a director serves less than a full year in the applicable position. The annual grant of RSUs to a newly appointed, non-employee director is prorated to the number of days remaining in the year.

All RSUs granted to non-employee directors vest upon grant. RSUs granted before 2012 will be settled upon the director’s termination of service from the Board. Beginning with grants in 2012, the RSUs are settled upon the earlier of the director’s termination of service from the Board or three years after they are granted, unless they are deferred into our Deferred Compensation Plan (“DCP”). RSUs are settled through the issuance of shares of our common stock. After any quarter in which dividends are distributed to shareholders, the non-employee directors receive additional RSUs with a value equal to the value of dividends they would have received had they owned the shares of stock underlying the RSUs on the dividend record date. The number of additional RSUs to be received by directors due to the declaration of dividends is based on the closing price of our stock on the dividend payment date.

All compensation paid by us during 2016 to our non-employee directors is detailed below. Mr. Slager’s compensation is reflected in the executive compensation tables contained in this proxy statement, and he received no additional compensation from us for his duties as a director.

Director Compensation in 2016

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Tomago Collins	80,000	220,014	300,014
James W. Crownover	100,000	220,014	320,014
Ann E. Dunwoody	80,000	220,014	300,014
William J. Flynn	100,000	220,014	320,014
Thomas W. Handley	34,566	95,884	130,450
Manuel Kadre (Chairman)	80,000	220,014	300,014
Jennifer M. Kirk	34,566	95,884	130,450
Michael Larson	100,000	220,014	320,014
W. Lee Nutter	100,000	220,014	320,014
Ramon A. Rodriguez (Chairman during 2016)	230,000	220,014	450,014
John M. Trani	80,000	220,014	300,014
Sandra M. Volpe	5,218	14,505	19,723
(1)	Includes annual cash retainers and Board and committee chairmanship retainers. We do not pay meeting fees for Board or committee meetings. Fees were prorated for directors elected during 2016.

Republic Services, Inc. 2017 Proxy Statement     33

Director Compensation

(2)	The amounts shown in this column represent the grant-date fair value of RSUs granted in 2016 calculated in accordance with FASB ASC Topic 718. See Note 11 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in making such calculations. This does not include the value of additional RSUs received in lieu of dividends. Each non-employee director (except for Mr. Handley, Ms. Kirk and Ms. Volpe) received an annual grant of 5,100 RSUs on January 4, 2016 with a grant-date fair value of $43.14 per share, which was the closing price of our stock on the date of grant. Mr. Handley and Ms. Kirk received a prorated grant of 1,833 RSUs on July 26, 2016 (date elected to the Board) with a grant-date value of $52.31 per share, which was the closing price of our stock on the date of grant. Ms. Volpe received a prorated grant of 257 RSUs on December 8, 2016 (date elected to the Board) with a grant date value of $56.44 per share, which was the closing price of our stock on the date of grant.

34     Republic Services, Inc. 2017 Proxy Statement

AUDIT COMMITTEE REPORT

The following statement made by the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act and shall not otherwise be deemed filed under either of these Acts.

Management is responsible for our internal controls, financial reporting processes, and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America and for issuing its opinion on the effectiveness of our internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on the Board’s behalf.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and our independent registered public accounting firm (Ernst & Young LLP). The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the Company’s independent registered public accounting firm’s independence, and discussed with them their independence from the Company and management. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on the Audit Committee’s review of the matters noted above and its discussions with Ernst & Young LLP and our management, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Submitted by the Audit Committee as of February 14, 2017:

James W. Crownover (Chair)

Ann E. Dunwoody

Manuel Kadre

Jennifer M. Kirk

W. Lee Nutter

Sandra M. Volpe

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AUDIT AND RELATED FEES

Independent Registered Public Accounting Firm Fee Information

The following table discloses the fees for professional services provided by Ernst & Young LLP for the fiscal years ended December 31, 2016 and 2015:

	2016	2015
Audit Fees(1)	$2,580,030	$2,693,625
Audit-Related Fees(2)	50,000	—
Tax Fees(3)	434,904	$580,000
All Other Fees	—	—
Total Fees	$3,064,934	$3,273,625
(1)	Audit Fees were primarily for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of documents filed with the SEC, consents, comfort letters and financial accounting and reporting consultations.
(2)	Audit-Related Fees were for professional services related to the Company’s adoption of Accounting Standards Update (ASU) 2014-09, which created Topic 606, Revenue from Contracts with Customers, and Subtopic 340-40, Other Assets and Deferred Costs — Contracts with Customers.
(3)	Tax Fees were for professional services related to general tax consultation, federal and state tax planning, and state and local tax matters.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. In accordance with that policy, the Audit Committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the pre-approved list of services must be separately approved by the Audit Committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically approved by the Audit Committee before the performance of the service. From time to time, the Audit Committee may delegate fee approval authority to the Audit Committee chair. All of the services performed by Ernst & Young LLP in 2016 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.

At each regularly-scheduled Audit Committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the chairman since the last committee meeting and (2) the projected fees for each service or group of services being provided by our independent registered public accounting firm that exceed the amount that has been pre-approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of (1) Forms 3 and 4 and amendments to each form furnished to us pursuant to Rule 16a-3(e) under the Exchange Act during our fiscal year ended December 31, 2016, (2) any Form 5’s and amendments to each form furnished to us with respect to such fiscal year, and (3) any written representations referred to us under subparagraph (b)(1) of Item 405 of Regulation S-K under the Exchange Act with respect to such fiscal year, no person who at any time during such fiscal year was a director, Section 16(a) officer or, to our knowledge, a beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during such fiscal year.

36     Republic Services, Inc. 2017 Proxy Statement

SECURITY OWNERSHIP OF FIVE PERCENT SHAREHOLDERS

The following table shows certain information as of March 15, 2017 with respect to the beneficial ownership of common stock by each of our shareholders who we know is a beneficial owner of more than 5% of our outstanding common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percent(1)
William H. Gates III	108,802,519	(2)	32.1%
Cascade Investment, L.L.C.
2365 Carillon Point, Kirkland, WA 98033
BlackRock, Inc.	18,954,395	(3)	5.6%
55 East 52nd Street, New York, NY 10055
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	17,709,247	(4)	5.2%

(1)	Calculated in accordance with Rule 13d-3 under the Exchange Act, based on 339,312,089 shares outstanding at the close of business on March 15, 2017.
(2)	Based on a Schedule 13D/A and Form 4s filed with the U.S. Securities and Exchange Commission (“SEC”) by Mr. Gates and Cascade Investment, L.L.C. (“Cascade”). All shares of our common stock held by Cascade may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade. Mr. Gates’ address is One Microsoft Way, Redmond, WA 98052.
(3)	Based on a Schedule 13G filed with the SEC, BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10055, is the beneficial owner of 18,954,395 shares through various of its subsidiaries: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd, and BlackRock Life Limited. BlackRock has sole voting power with respect to 16,623,610 shares and sole dispositive power with respect to 18,954,395 shares.
(4)	Based on a schedule 13G filed with the SEC, The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355, is the beneficial owner of 17,709,247 shares.

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SECURITY OWNERSHIP OF THE BOARD OF DIRECTORS AND MANAGEMENT

Stock Ownership Guidelines and Anti-Hedging and Anti-Pledging Policies

We require our directors and executive officers, as well as certain other members of senior management, to hold our securities. Our Board believes that their security ownership is important to align their interests with our shareholders’ interests and to demonstrate to the investing public and our employees their commitment to Republic.

Our Corporate Governance Guidelines state the Board’s belief that directors should be shareholders and have a financial stake in Republic. To support that philosophy, we pay our non-employee directors a significant portion of their compensation in the form of RSUs. As discussed above, non-employee directors receive RSUs that either (1) do not distribute until the director’s termination of service on the Board or (2) distribute three years after their grant date. To further demonstrate the Board’s commitment to align itself with our shareholders, our Board has a formal equity ownership guideline for independent directors, which requires each independent director to hold Republic stock or vested RSUs, or both, having a total value of $750,000 within 5 years from the date of the first full annual grant after their date of election to meet this guideline. All of our independent directors who have been on the Board for at least 5 years meet this guideline.

We also maintain stock ownership guidelines for our executive officers and other members of senior management: (1) CEO — five times salary; (2) CFO, Chief Operating Officer and Chief Legal Officer — three times salary; (3) other Executive Vice Presidents and Senior Vice Presidents — two times salary; and (4) Vice Presidents and Area Presidents — one times salary. Each member of senior management has a five-year period from the time of promotion or hire into a covered position to meet the applicable guideline, and interim progress is expected. Members of senior management may meet their guideline by holding Republic stock or vested Republic stock equivalents in the DCP, or both, having the requisite value, and holding shares in the 401(k) plan.

Our insider trading policy prohibits all directors, officers and employees, and their immediate family members, from engaging in the following transactions relating to Republic securities or derivatives thereof: purchasing or selling puts or calls, short sales, placing standing orders (other than under 10b5-1 plans), engaging in short-term or “in-and-out” trading, and holding Republic securities or derivatives thereof in a margin account or pledging them.

Security Ownership of the Board and Management

The following table shows certain information as of March 15, 2017 with respect to the beneficial ownership of common stock and RSUs by (1) our current directors, (2) each of the executive officers listed in the Summary Compensation Table (who we refer to as “named executive officers” or “NEOs”), and (3) all of our current directors and all named executive officers as a group. We have adjusted share amounts and percentages shown for each individual in the table to give effect to shares of common stock that are not outstanding but which the individual may acquire upon exercise of options exercisable within 60 days after March 15, 2017. However, we do not deem these shares to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other individual listed on the table.

Restricted stock units (“RSUs”) and performance shares (“PSUs”) are not considered common stock that is beneficially owned for SEC disclosure purposes. We have included RSUs in this table because they are similar to or track our common stock, they represent an investment risk in the performance of our common stock, they are settled through the issuance of shares of our common stock, and they receive dividend equivalents in the form of additional RSUs each time a dividend is paid on our common stock. The Board has considered the use of RSUs as opposed to common stock for directors and believes that RSUs align the directors with our shareholders’ long-term interests as much as common stock would.

38     Republic Services, Inc. 2017 Proxy Statement

Security Ownership of the Board of Directors and Management

	Shares Beneficially Owned(a)
Name of Beneficial Owner	Number(b)		Percent (c)	Restricted Stock Units(d)(e)
Manuel Kadre	—		—	21,326
Tomago Collins	9,823	(1)	—	17,103
James W. Crownover	18,493	(2)	—	98,504
Ann E. Dunwoody	11,103	(3)	—	17,103
William J. Flynn	27,173	(4)	—	73,156	*
Thomas W. Handley	—		—	5,746
Jennifer M. Kirk	—		—	5,746
Michael Larson	24,705	(5)	—	48,507
W. Lee Nutter	55,037	(6)	—	73,156	*
Ramon A. Rodriguez	—		—	73,156	*
Donald W. Slager	981,163	(7)	—	141,374
John M. Trani	10,058	(8)	—	98,504
Sandra M. Volpe	—		—	4,149
Catharine D. Ellingsen	16,214	(9)	—	16,485
Jeffrey A. Hughes	6,329	(10)	—	74,039
Charles F. Serianni	62,388	(11)	—	27,796
Robert A. Maruster	5,056	(12)	—	1,850
Michael P. Rissman	—	(13)	—	—
All current directors and all current named executive officers as a group (16 persons)	1,222,486	(14)	0.4%	795,850
(a)	Excludes the units in the last column of this table.

(b)	All share numbers have been rounded to the nearest whole share number, and include any restricted shares.

(c)	Calculated in accordance with Rule 13d-3 under the Exchange Act, and based on 339,312,089 shares issued and outstanding at the close of business on March 15, 2017. Each of our directors and named executive officers beneficially owns less than 1% of our outstanding common stock.

(d)	The numbers in this column represent outstanding RSUs, both vested and unvested, including RSUs represented as units in the DCP’s Stock Unit Fund. For further discussion of RSUs, refer to “Director Compensation” and “Executive Compensation – Components of Executive Compensation.” RSUs noted with an asterisk (*) include units held under a family trust or limited liability partnership rather than directly by the beneficial owner.

(e)	Excluded from this column are units in the DCP’s stock investment fund, a measurement fund under which units are equal in value to shares of the Company’s common stock and are settled in cash. These units apply for purposes of our stock ownership guidelines, and Ms. Ellingsen and Messrs. Hughes and Serianni hold 18,099, 6,924 and 6,892 units, respectively.

(1)	The aggregate amount of common stock beneficially owned by Mr. Collins consists of 9,823 shares owned directly by him.

(2)	The aggregate amount of common stock beneficially owned by Mr. Crownover consists of 18,493 shares owned directly by him.

(3)	The aggregate amount of common stock beneficially owned by Gen. Dunwoody consists of 11,103 shares owned directly by her.

(4)	The aggregate amount of common stock beneficially owned by Mr. Flynn consists of 27,173 shares held indirectly in a revocable trust.

(5)	The aggregate amount of common stock beneficially owned by Mr. Larson consists of 24,705 shares owned directly by him.

(6)	The aggregate amount of common stock beneficially owned by Mr. Nutter consists of 55,037 shares owned directly by him.

(7)	The aggregate amount of common stock beneficially owned by Mr. Slager consists of 247,017 shares owned directly by him, exercisable options to purchase 733,903 shares and 243 shares owned through our 401(k) Plan.

(8)	The aggregate amount of common stock beneficially owned by Mr. Trani consists of 10,058 shares owned directly by him.

(9)	The aggregate amount of common stock beneficially owned by Ms. Ellingsen consists of 1,964 shares owned directly by her and exercisable options to purchase 14,250 shares.

(10)	The aggregate amount of common stock beneficially owned by Mr. Hughes consists of 6,329 shares owned directly by him.

(11)	The aggregate amount of common stock beneficially owned by Mr. Serianni consists of 30,393 shares owned directly by him, exercisable options to purchase 28,342 shares 1,345 shares owned through our Employee Stock Purchase Plan (“ESPP”) and 2,308 shares owned through our 401(k) Plan.

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Security Ownership of the Board of Directors and Management

(12)	Based upon information available to Republic, the aggregate amount of common stock beneficially owned by Mr. Maruster consists of exercisable options to purchase 5,056 shares. Mr. Maruster left Republic on June 10, 2016.

(13)	Mr. Rissman left Republic on June 13, 2016.

(14)	The aggregate amount of common stock beneficially owned by all current directors, director nominees and all named executive officers as a group consists of (a) 414,922 shares owned directly, (b) 27,173 shares indirectly held in a revocable trust, (c) exercisable options to purchase 776,495 shares, (d) 1,345 shares owned through our ESPP, and (e) 2,551 shares owned through our 401(k) Plan.

40     Republic Services, Inc. 2017 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

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Executive Compensation

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation program for 2016. This CD&A focuses on the compensation of the executive officers listed in the Summary Compensation Table (referred to as “named executive officers” or “NEOs”).

Executive Officers

Our named executive officers serve at the Board’s pleasure and are subject to annual appointment by the Board. Our current named executive officers are as follows:

Name	Age	Position Held
Donald W. Slager	55	President and Chief Executive Officer
Catharine D. Ellingsen	52	Executive Vice President, Chief Legal Officer, Chief Ethics and Compliance Officer, and Corporate Secretary
Jeffrey A. Hughes	60	Executive Vice President, Chief Administrative Officer
Charles F. Serianni	55	Executive Vice President, Chief Financial Officer

Donald W. Slager. For biographical information about Mr. Slager, see “Election of Directors – Biographical Information Regarding Directors/Nominees and Executive Officers.”

Catharine D. Ellingsen was named Executive Vice President, Chief Legal Officer, Chief Ethics and Compliance Officer, and Corporate Secretary in June 2016. Ms. Ellingsen joined Allied Waste Industries, Inc. (“Allied”) as Corporate Counsel in August 2001 and has experience in a variety of roles of increasing responsibility. She was named Managing Corporate Counsel in January 2003, Director, Legal and Associate General Counsel in January 2005, and Vice President and Deputy General Counsel in June 2007. Ms. Ellingsen continued as Vice President and Deputy General Counsel at Republic following the Allied acquisition in December 2008. She was then named Senior Vice President, Human Resources in August 2011 and served in that position until June 2016. Before joining Allied, Ms. Ellingsen was an attorney at Steptoe & Johnson LLP from 1996 to 2001 and at Bryan Cave LLP from 1993 to 1996. Ms. Ellingsen serves on the Board of Directors of AMCON Corporation and Nebraska Distributing Company.

Jeffrey A. Hughes was named Executive Vice President, Chief Administrative Officer in December 2008. Before that, Mr. Hughes served as Senior Vice President, Eastern Region Operations for Allied from 2004 until the Allied acquisition in December 2008. Mr. Hughes served as Assistant Vice President of Operations Support for Allied from 1999 to 2004 and as a District Manager for Allied from 1988 to 1999. Mr. Hughes has over 30 years of experience in the solid waste industry.

42     Republic Services, Inc. 2017 Proxy Statement

Executive Compensation

Charles F. Serianni was appointed Executive Vice President, Chief Financial Officer, in August 2014. Mr. Serianni has over 30 years of experience in a variety of roles of increasing responsibility. He was named Vice President, Region Controller for the Company’s former West Region in July 2013. Before that, Mr. Serianni served as our Assistant Controller starting in June 1998 and progressed to Senior Vice President, Chief Accounting Officer in December 2008. He served as the Accounting Operations Director for Republic Industries, Inc. (AutoNation) from February 1997 to June 1998. Before that, Mr. Serianni served as the Accounting Operations Director for Sunglass Hut International, Inc. from May 1993 to February 1997, and as Manager, Accounting and Auditing Services for Deloitte & Touche from September 1984 to May 1993.

Executive Summary

Business and Strategy Overview

Republic is a leading provider of non-hazardous solid waste collection, transfer, disposal, recycling, and energy services in the United States. As of December 31, 2016, we operated in 39 states and Puerto Rico through 333 collection operations, 204 transfer stations, 192 active landfills, 64 recycling centers, 7 treatment, recovery and disposal facilities, and 10 salt water disposal wells. We also operated 71 landfill gas and renewable energy projects and had post-closure responsibility for 124 closed landfills.

Business Profile.

Republic provides an essential service in the recycling and solid waste industry. Some of our unique strengths include:

¡  a national vertically integrated operating platform;

¡  strong visibility into future earnings streams with approximately 80% of our revenue secured through multi-year contracts;

Our strategy is designed to generate consistent earnings and cash flow growth, while continually improving ROIC

¡	ability to expand margins through increasing route density and implementing fleet-based productivity initiatives;

¡	a business culture centered around return on invested capital (“ROIC”), earnings per share (“EPS”) and free cash flow (“FCF”) growth, which we believe are the drivers of long-term shareholder value; and

¡	dedication to an efficient cash utilization strategy that includes increasing cash returns to shareholders, with a long-term commitment to investment grade credit ratings.

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Executive Compensation

Business Strategy.

We believe our products and services are valuable, and by developing a superior team and delivering best-in-class products, we differentiate ourselves from our competitors. Differentiation allows us to attract and retain the best talent, win more customers, increase loyalty, and drive increased revenue and profits, which ultimately creates long-term shareholder value. Our strategy of profitable growth through differentiation is built on five key pillars, outlined below:

2016 Business and Performance Highlights1

During 2016, we continued to create value and our strong performance reflects our focus on executing our strategy designed to profitably grow our business, manage our cost structure, generate consistent earnings and free cash flow growth, improve return on invested capital and increase cash returns to our shareholders. Highlights of the year include:

•	Full-year diluted EPS was $1.78 and adjusted diluted EPS was $2.22. Both performance metrics exceeded the upper end of our guidance ranges;

•	Full-year cash provided by operating activities was approximately $1.85 billion, an increase of 10% from the prior year;

•	Full-year adjusted EBITDA margin was 28.3%, an improvement of 20 basis points from the prior year;

•	Delivered total shareholder return of 32.8% during 2016, which exceeded the S&P 500 average by approximately 275%; and

•	Returned approximately $820 million to shareholders in 2016 through dividends and share repurchases.

(1)	For a reconciliation of non-GAAP results to GAAP results, see “Reconciliation of GAAP to Non-GAAP Financial Measures” on page 66.

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Executive Compensation

[1]	See “Reconciliation of GAAP to Non-GAAP Financial Measures” on page 66.

Our balanced capital allocation practices prioritize reinvesting back into the business and then returning cash to shareholders while maintaining an investment-grade credit rating.

Structural Alignment of Pay and Performance

In 2016, we compensated each NEO using three key forms of compensation:

•	base salary;

•	annual bonus (cash incentive); and

•	long-term incentives (PSUs and RSUs).

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Executive Compensation

The annual and long-term incentives are variable and the amount realized is based on achieving specific performance objectives or on the performance of Republic’s stock.

CEO Compensation

For 2017, the trend to greater reliance on performance-based compensation continues, as 65% of our CEO’s total target compensation will be performance-based.

46     Republic Services, Inc. 2017 Proxy Statement

Executive Compensation

Performance Metrics Used and Why We Use Them

Republic has a long history of success and we believe our underlying performance metrics are strongly aligned with shareholder interests and support our business strategy. For many years, our compensation program has used an EPS measure (“EPS Measure”) and a FCF measure (“FCF Measure”) as metrics for short-term incentives, and ROIC and cash flow value creation (“CFVC”) as metrics for long-term incentives. Our shareholders have told us that these metrics align well with their interests. Beginning in 2015, in response to shareholder feedback, we added RTSR as an additional metric in our long-term performance share program. The following describes the performance metrics applied to both the annual and LTI plans in 2016 as well as how they align with our strategic goals:

•	Annual bonus metrics are designed to encourage profitably growing the business, and are widely accepted by the investment community as two important ways to measure a company’s worth. They are:

¡	EPS Measure (50%):

◾	focused on growth drivers that management can control or influence; and

◾	computed on a per-share basis, which incorporates the dilutive impact to shareholders from issuing equity.

¡	FCF Measure (50%):

◾	emphasizes the quality of earnings; and

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Executive Compensation

◾	incorporates the level of capital expenditures deployed to generate future growth.

•	Long term compensation metrics are designed to grow our capacity to generate future earnings rather than “harvesting the business.” This is accomplished by focusing on three-year goals rather than short-term gains as follows:

¡	ROIC (40% in 2016):

◾	emphasizes maximizing investment returns;

◾	focuses management on cost controls and margin expansion; and

◾	incentivizes management to make better use of existing assets.

¡	CFVC – a measure of economic value added (40% in 2016):

◾	focuses on building the business with an emphasis on cash flow;

◾	includes a capital charge to promote disciplined capital spending; and

◾	ensures alignment of goals and objectives at all levels of the organization.

¡	RTSR (20% in 2016):

◾	aligned with the investment community; and

◾	a relative measure so management is not rewarded or penalized for broader market conditions.

Although the FCF Measure used for our annual bonus and the CFVC used for our LTIs may appear similar, the measures are discrete and support different objectives.

	Free Cash Flow	Cash Flow Value Creation
Calculation	FCF = Cash Flow from Operations – Capital Expenditures	CFVC = Net Operating Profit After Tax – (Average Net Assets x Capital Charge)
Rationale for Use as a Performance Metric	◾ Reflects strength of company’s cash flows on an annual basis and quality of company’s earnings • Measures company’s ability to generate cash flow in excess of capital expenditures	◾ Includes a capital charge on net assets to promote business growth through disciplined investments • Reflects strength of company’s management team in creating value over the long-term

Please refer to the CD&A Appendix at the end of this CD&A beginning on page 66 for an illustration of how our actual results for the EPS Measure, FCF Measure, and CFVC were calculated.

Setting Robust Performance Targets

We develop rigorous performance metrics on a bottom-up basis – reflecting both management initiatives and the impact of external factors. To align management incentives, our metrics and performance targets focus on factors management can impact rather than on external factors not under management’s control or ability to mitigate.

The performance metrics used in the annual bonus plan and the PSUs (other than the RTSR metric used for the PSUs and weighted at 20%) are directly tied to management’s ability to increase shareholder value. In setting performance targets for the annual bonus plan and for the three-year PSU performance cycle, the Management Development and Compensation Committee (“Compensation Committee”) considers the macro-economic environment, industry specific conditions, prior-year actual performance, and changes in regulations and laws. The Compensation Committee also considers recent trends and developments in the business that are expected to impact financial results. It confirms that performance targets align with our

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published earnings guidance, which assures that they are transparent and reward management only if management is successful in achieving financial results that align with the expectations we communicate externally. Based on this due diligence, the Compensation Committee sets rigorous, but reasonable, performance goals for the business.

The following table sets forth the process for setting rigorous performance targets aligned closely with shareholder value creation.

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The tables below compare targeted metrics with actual outcomes for each performance measure in the 2014 through 2016 NEO compensation programs.

The annual bonus for our NEOs has paid out at 50% of target in 2014, 187.5% of target in 2015 and 137.5% of target in 2016.

Further, we do not allow share repurchases to be used to “game” incentive compensation. We preclude this by: (1) maintaining consistency in our performance metrics and having a consistent level of share repurchases (for example, we repurchased approximately $400 million worth of shares in 2014, $409 million in 2015, $400 million in 2016, and are projected to repurchase approximately $450 million in 2017); (2) reviewing our budgets and our repurchase plans with the Board at least annually; (3) including projected repurchases in our budgets and, therefore, in our compensation metrics; and (4) including projected share repurchases in our annual guidance, thereby providing complete transparency as to our share repurchase program.

Please refer to the CD&A Appendix at the end of this CD&A beginning on page 66 for an illustration of how our actual results for each of the performance measures were calculated.

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Impact of Bridgeton Charges and Insurance Recovery on Incentive Compensation

In each of the years from 2012 to 2014, remediation and other charges at our closed Bridgeton landfill negatively impacted our EPS results as determined in accordance with accounting principles generally accepted in the United States (“GAAP”), although we did adjust for most of these charges when reporting Adjusted EPS in our Annual Reports on Form 10-K for each of those years. In 2015, the situation was reversed, as we obtained an insurance recovery for a portion of these charges, which positively impacted our GAAP EPS for 2015 but which we again adjusted when reporting Adjusted EPS for 2015 in our Annual Report on Form 10-K. As our annual bonus formula does not provide for an adjustment for the Bridgeton charges or recovery, there was no adjustment for Bridgeton to the EPS Measure used to calculate the annual bonus. Thus, the EPS Measure for bonus purposes was less than Adjusted EPS in each of 2012 through 2014, while the EPS Measure for bonus purposes in 2015 was higher than Adjusted EPS as reported for 2015.

The Bridgeton charges and recovery impacted the annual bonus payouts. The charges reduced the annual bonus payout to the NEOs by approximately 25% of target, 75% of target, and 69% of target for the 2012, 2013 and 2014 plan years, respectively. The recovery in 2015 increased the annual bonus payout to the NEOs by 50% of target in 2015.

Compensation Committee Consideration of 2016 Shareholder Vote on Executive Compensation

Republic has an active shareholder outreach program and regularly engages with shareholders on a number of matters, including executive compensation, governance and sustainability. We value the perspectives and feedback provided by our shareholders. During 2016, we engaged with many of our largest shareholders, representing approximately 50% of shares outstanding. The Compensation Committee continues to consider feedback received from shareholders on executive compensation when designing and reviewing our compensation programs.

Although the Compensation Committee was pleased that our 2016 non-binding advisory vote on named executive officer compensation received support from 97.7% of the shares voted, we continued our shareholder outreach program in fall 2016 to seek shareholders’ views on various executive compensation, governance and sustainability issues. This outreach involved a number of our largest shareholders and included our independent Chairman of the Board, our independent Compensation Committee chair and members of senior management.

Our shareholders, both via the say-on-pay vote at the 2016 Annual Meeting and in our engagement sessions, spoke favorably of both our overall compensation program and of the changes we previously made to it as a direct result of prior shareholder feedback. Accordingly, the Compensation Committee has decided not to make further changes to the structure of the program in 2017. The Compensation Committee continues to seek shareholder input on our program to ensure that it is well-designed to incentivize our management team to drive shareholder value.

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Key Compensation Governance Practices

The Compensation Committee independently governs the executive compensation program with the support of an independent compensation consultant and management. Our compensation program demonstrates strong governance through the following principles and characteristics:

Compensation Practice		Republic Policy
Pay-for-Performance	✓	A significant percentage of both the target total direct compensation opportunity and the LTI opportunity is performance-based.
Relevant Performance Metrics	✓	Annual bonus awards and LTI awards are based on value-driving financial metrics and are capped.
Benchmarking	✓	The Compensation Committee uses a well-structured Peer Group, consisting of companies with which Republic competes for business or key executive talent.
Stock Ownership Guidelines	✓	We have stock ownership guidelines of 5x salary for our CEO, and 2 – 3x salary for other NEOs.
Annual Shareholder Say on Pay Vote	✓	We value our shareholders’ input on our named executive officer compensation program. Our Board seeks an annual non-binding advisory vote from shareholders to approve the named executive officer compensation program disclosed in our CD&A.
Annual Risk Assessment of Compensation Programs	✓	The Compensation Committee annually reviews our compensation programs, including incentive programs, to ensure that they do not encourage excessive or inappropriate risk-taking.
Independent Compensation Consultant	✓	The Compensation Committee retains an independent compensation consultant to advise on the executive compensation program and practices.
Compensation Recoupment (Clawback) Policy	✓	Our clawback policy allows recovery of certain incentive cash and equity compensation if it is earned based on inaccurate financial statements.
Double Trigger Provisions	✓	We have double trigger provisions for all severance and equity awards following a change in control.
Shareholder Dilution and Burn Rates	✓	We consider overall dilution and burn rates when determining annual equity awards to manage the impact of dilution on our shareholders.
No Dividends on Unearned PSUs	✓	We do not pay dividends on unearned PSU awards.
Modest Use of Perquisites	✓	Our NEOs and other executives receive the same benefits as other employees, with a limited exception for airplane use for the CEO.
No Excise Tax Gross-Up	✓	We do not provide a gross-up for excise tax payments made in the event of a change in control.
No Hedging, Pledging or Short Sales of Republic Stock	✓	Our Insider Trading Policy prohibits all directors, officers and employees, and their immediate family members, from engaging in the following transactions related to Republic securities (or derivatives): purchasing or selling puts or calls, short sales, placing standing orders (other than under a 10b5–1 plan), short-term trading, and holding Republic securities (or derivatives) in a margin account or pledging them.
Repricing or Exchange of Underwater Options	✓	Our Stock Incentive Plan does not permit repricing or exchange of underwater options without shareholder approval.

Our strong compensation governance structure helps ensure management and Board accountability

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Executive Compensation Goals and Objectives

Our executive compensation philosophy and practices reflect our strong commitment to paying for performance – both short-term and long-term. A primary component of our human resources strategy is to identify, recruit, place, develop and retain key management talent to help ensure that we have the highest caliber leadership. The Compensation Committee and the executive management team believe that a critical aspect of being able to successfully execute this strategy is maintaining a comprehensive, integrated and well-balanced executive compensation program. We believe such a program provides competitive and differentiated levels of pay based on corporate performance and aligns executives’ interests with shareholders’ interests.

We define performance as the achievement of results against our challenging internal financial targets, which take into account industry and market conditions. Our executive compensation program has an integrated focus on short- and long-term financial metrics and provides an effective framework by which progress against strategic goals may be appropriately measured and rewarded.

The Compensation Committee continues to place great emphasis on performance indicators that executive management can influence or control, including profitability and sound financial management of our capital, to drive sustained shareholder value creation and reward executives when they are successful. The

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Compensation Committee believes those measures generally are preferable to RTSR because external factors that are beyond management’s control may impact Republic’s stock price. The Compensation Committee also recognizes, however, that some of our shareholders believe that RTSR also may be a good indicator of corporate performance over time. Thus, beginning in 2015, we added a RTSR measure (with a 20% weighting) to the PSU program to take into account the performance of Republic’s stock relative to that of the S&P 500 index.

Components of Executive Compensation

The Compensation Committee believes a well-designed executive compensation program is effectively balanced to motivate and reward executives for delivering annual financial results while emphasizing longer-term goals and objectives that drive financial progress and sustained shareholder value creation. Our incentive programs use key performance metrics, including the EPS Measure, the FCF Measure, ROIC and CFVC, to align our executives’ interests with those of our shareholders and encourage the creation of long-term shareholder value. We place a significant portion of executives’ pay at-risk, using performance-based compensation to align their interests with shareholders’ interests. For 2016, the target total direct compensation (“Target TDC”), comprised of annualized base salary, annual bonus and LTI awards (consisting of PSUs and RSUs), but not including retirement contributions, for Republic’s current NEOs was as follows:

(1)	Grant-date value of variable PSU target award for the performance cycle beginning in 2016 and grant-date value of RSU awards.
(2)	Variable annual bonus target award for 2016.
(3)	For Ms. Ellingsen, the percentages reflect her Target TDC as stated in her July 25, 2016 offer letter, as approved by the Compensation Committee. For Messrs. Hughes and Serianni, the percentages reflect their 2016 Target TDCs, as approved by the Compensation Committee. Target TDC does not include Messrs. Maruster or Rissman, who left Republic in June 2016.

The Compensation Committee set Mr. Slager’s Target TDC significantly below the median of his peers when he was promoted to CEO in 2011. In his third year as CEO, and based on his strong performance, the Compensation Committee intentionally began increasing his Target TDC to bring his compensation opportunity closer to the median. The Compensation Committee believes that making Mr. Slager’s Target TDC consistent with the median is critical to rewarding and retaining him. The Compensation Committee also believes that Mr. Slager has done an excellent job since he became CEO, and intends to continue increasing his Target TDC as necessary to get him to and maintain him at an appropriate level relative to the median.

Variable and Performance-Based Compensation Overview

The annual bonus plan, equity award program and PSUs link the majority of compensation to management’s performance against the plans’ financial metrics and the performance of Republic stock over the vesting periods of the equity-based awards. The performance metrics for the annual bonus and the PSUs and the

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range of opportunity relative to target payouts are consistent for all NEOs, including the CEO. These programs have both minimum performance thresholds below which no payments will be made and capped maximum payments.

Each year, management recommends for Board approval financial performance targets that are challenging and, if achieved, can deliver superior value to shareholders. Consistent with the setting of ambitious performance targets, Republic looks to have its aggregate total Target TDC for its NEOs near or at the median of our Peer Group, taking into account experience, tenure and overall position responsibility. The Compensation Committee believes it is appropriate to reward the executive management team with compensation above the target opportunity within the performance-based incentive plan if the rigorous financial targets associated with the variable pay programs are exceeded. Conversely, if those targets are not met, awards are reduced to levels that result in variable compensation below target. Thus, our NEOs generally may be paid above the median of our Peer Group only if the targets are exceeded.

Long-Term Incentive (Performance-Based and Equity) Awards

The Compensation Committee believes strongly in using LTI compensation to reinforce key objectives:

•	focus on the importance of return to shareholders;

•	promote the achievement of long-term performance goals;

•	encourage executive retention; and

•	promote meaningful levels of Republic stock ownership by executives.

To determine the overall opportunity and appropriate mix of LTI awards, the Compensation Committee considers a variety of factors, including competitive market positioning against comparable executives in the Peer Group, Peer Group LTI award practices, potential economic value realized, timing of vesting and taxation.

The key components of our LTI program are an annual RSU grant and PSU grant that reward financial successes over a three-year performance period. As in the past, each of our cash and equity-based LTIs will continue to be earned independently, meaning that successful achievement of any of the financial goals established for the PSU grants will not trigger or accelerate vesting of the RSU grants. Similarly, any award earned under the PSU grants will be based solely on the results measured against the financial performance metrics and will not be affected by any value realized through the RSU grants. In 2015 the Compensation Committee moved from a program based on stock options, LTIP and RSUs to a PSU and RSU program. The last remaining LTIP performance period (2014 – 2016) was paid in February 2017.

Long-Term Cash Incentive Awards Granted in 2014

The LTIP payout is based on CFVC and ROIC, which are the same performance metrics used consistently for a number of years. The Compensation Committee uses these metrics because it believes they are good measures of our ability to generate free cash flow and provide shareholders with a reasonable return on their investment. The LTIP focuses on sustainable financial results and optimal use of our capital and aligns management’s and shareholders’ interests.

In 2014, the Compensation Committee set the CFVC and ROIC performance targets for the 2014 – 2016 performance period. The performance targets for CFVC and ROIC were established at $2,308 million and 6.3%, respectively. These targets were greater than the 2013 – 2015 targets.

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The chart below shows the performance targets and the potential payouts for performance above and below target. It also shows the actual performance of CFVC and ROIC during the performance period of $2,242 million and 6.1%, respectively. Because our actual performance was below the target level of performance, consistent with our pay-for-performance philosophy, the resulting payout was 89.7% of the target payout amount. The actual payout amounts are reflected in the Summary Compensation Table, in the column titled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

The Compensation Committee believes that long-term, stock-based incentive compensation contributes to our ability to attract and retain high-caliber executive talent and motivates executives to sustain our long-term financial performance and increase shareholder value. We also believe that equity awards offer significant motivation to our executives and other employees and align their interests with shareholders’ interests. Beginning in 2015, our LTI awards for NEOs consist of (1) an RSU grant that vests ratably over four years and (2) a PSU grant that vests after three years based on performance for that period and is payable half in cash and half in shares.

Restricted Stock Units

In February 2016, the Compensation Committee approved equity awards to our NEOs in the form of RSUs (each vesting ratably over four years). In July 2016, the Compensation Committee approved the employment offer and compensation arrangements for Ms. Ellingsen, which included a one-time RSU award granted on July 29, 2016 (vesting ratably over four years). The full grant date fair value of RSUs granted to each NEO during 2016 is shown in the Summary Compensation Table on pages 69-70. Additional information, including the number of shares subject to each award, is shown in the Grants of Plan-Based Awards in 2016 table on page 72.

Generally, our executives and other employees who receive grants of RSUs receive dividend equivalents for any dividends we declare on our common stock following the date on which they are granted RSUs. The dividend equivalents are in the form of additional RSUs with a value equal to the value of dividends they would have received on the shares of the stock underlying the RSUs they hold on the dividend record date.

Performance Shares

In addition to RSUs, we also grant PSUs. The PSUs are performance-based because the number of shares ultimately earned depends on performance against pre-determined goals and the value of the PSUs fluctuates based on our stock price. The opportunity to earn PSUs is based on the two key financial metrics that were used for the cash LTIP program – CFVC and ROIC – plus the addition of RTSR as a third metric.

The Compensation Committee established the LTI performance and payout targets for the 2015–2017 and 2016–2018 performance periods. We believe that the CFVC and ROIC targets for these performance periods are rigorous and appropriately reflect the Compensation Committee’s consideration of the business, and

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operational and regulatory environment as it existed when the targets were set. Additionally, we believe the RTSR target established by the Compensation Committee ensures that management is not rewarded or penalized for broader market conditions. Each of the components aligns all NEOs to performance against the financial metrics and to increasing shareholder value. Additional information, including the threshold, target, and maximum awards payable to each of the NEOs for the 2016–2018 performance period, is shown in the Grants of Plan-Based Awards in 2016 table on page 72.

Dividends on PSUs are accrued but not earned and granted to the executives until the shares of the stock underlying the PSUs are earned, if at all, based on the achievement of the performance metrics that will be determined following the end of the three-year performance period.

The full grant date fair value of RSUs and the target award value of PSUs granted to each NEO for 2016 are shown below.

	RSU Awards	PSU Awards
Name	Grant Value	Target Value
Donald W. Slager	$2,600,000	$5,400,000
Catharine D. Ellingsen(1)	185,000	206,000
Jeffrey A. Hughes	500,000	550,000
Charles F. Serianni	525,000	625,000
Robert A. Maruster	625,000	625,000
Michael P. Rissman	500,000	500,000

(1)	For Ms. Ellingsen, the amounts include RSUs with a grant date fair value of $85,000 and PSUs with target value of $206,000 on February 18, 2016. Subsequent to her promotion to Executive Vice President, Chief Legal Officer and Corporate Secretary, Ms. Ellingsen was granted a one-time RSU award with a grant date fair value of $100,000 on July 29, 2016.

Annual Cash Bonus

Republic maintains an annual bonus program for its NEOs and certain other members of management. This reflects our pay-for-performance philosophy by linking a significant portion of the NEOs’ compensation to company performance, thereby placing it at risk. Actual annual bonus awards earned are a function of performance relative to Compensation Committee-approved financial targets. The Compensation Committee may apply (and in some years has applied) negative discretion to adjust actual performance downward if it believes that actual results reflect the benefit of matters that, although valuable to Republic, are not the type of benefit the annual bonus plan was designed to reward.

The annual bonus program rewards the NEOs based on performance relative to predetermined targets for the EPS Measure and the FCF Measure. For 2016 compensation purposes, we defined the EPS Measure, which is not a measure determined in accordance with GAAP, as our reported EPS, adjusted to remove the impact of: (a) the loss on extinguishment of debt; (b) gains or losses (or related impairments) from divestitures, net of tax; (c) costs associated with withdrawal from or termination of multi-employer pension plans; and (d) restructuring charges (excluding certain severance charges included in restructuring). We defined the FCF Measure, which is not a measure determined in accordance with GAAP, as cash provided by operating activities, less property and equipment received in 2016, plus proceeds from sales of property and equipment, adjusted to remove the impact of: (1) cash taxes arising from debt extinguishment; (2) tax payments related to business unit divestitures; (3) costs associated with withdrawal from or termination of multi-employer pension plans; and (4) restructuring payments, net of tax (excluding certain severance payments, net of tax, included in restructuring).

The tables below illustrate our 2016 targets, threshold and maximum awards for the annual bonus. For performance at and below target, the two measures are equally weighted and a participant may earn a percentage of the target award for each measure based on performance for that measure. If the EPS Measure target is exceeded, and the FCF Measure at least meets target, the annual bonus award earned

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may be increased above target (up to a maximum of 200% of the target amount), based on the extent to which the EPS Measure target is exceeded. No additional amount above target will be earned based on exceeding the FCF Measure target.

For 2016, the actual EPS Measure performance was $2.21 per share against a target of $2.15 per share. The actual FCF Measure performance was $884 million against a target of $840 million. The above target performance on both measures resulted in the NEOs receiving a bonus payment of 137.5% of target.

The following table shows the NEOs’ 2016 annual bonus opportunity as a percentage of salary at various performance levels and the actual payout as a percentage of salary and in dollars. The payout amount is also reflected in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

2016 Annual Bonus Opportunity as a Percentage of Salary and Actual Payout as a Percentage of Salary and in Dollars
Name	Below Threshold Performance Level	At Threshold Performance Level	At Target Performance Level	At Maximum Performance Level	Actual Annual Bonus Payout as a Percentage of Salary	Actual Annual Bonus Payout in $
Donald W. Slager	0%	16.3%	130%	260%	179%	$1,966,250
Catharine D. Ellingsen(1)	0%	10%	80%	160%	109%	$430,487
Jeffrey A. Hughes	0%	10%	80%	160%	110%	$530,420
Charles F. Serianni	0%	10%	80%	160%	110%	$563,750
Robert A. Maruster	0%	10%	80%	160%	106%	$280,726
Michael P. Rissman	0%	10%	80%	160%	98%	$217,708
(1)

The incentive payout as a percentage of salary shown in this table represents the opportunity during the entire year, except for Ms. Ellingsen and Messrs. Maruster and Rissman. For Ms. Ellingsen, the table shows her bonus opportunity as a percentage of

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salary after she was promoted to the Executive Vice President, Chief Legal Officer and Corporate Secretary position effective June 13, 2016, while the annual bonus payout and bonus payout as a percentage of salary reflect her combined payout and salary for the entire year. The annual bonus payouts for Messrs. Maruster and Rissman were prorated based upon their departure from the Company in accordance with their separation agreements.

For 2017, the annual bonus plan design remains very similar to prior years with the measures again consisting of the EPS Measure and the FCF Measure.

Fixed Compensation and Benefits

Base Salary

We believe a competitive base salary attracts and retains high-caliber executive talent while providing a fixed level of compensation commensurate with the position’s responsibilities and level. The Compensation Committee annually reviews each NEO’s base salary to determine if any adjustment is warranted. This review consists of a comparison of the compensation paid to incumbents in comparable positions in our Peer Group, taking into account individual qualifications and responsibilities, internal salary levels, and individual and company performance. Base salary levels may be adjusted when the Compensation Committee believes there is a competitive need to do so, in light of an individual’s promotion or to take into account individual performance. Effective January 1, 2016, Mr. Hughes’ salary was increased by $7,200 to $482,200 per year, and Mr. Serianni’s salary was increased by $37,500 to $512,500 per year. Ms. Ellingsen was promoted to Executive Vice President, Chief Legal Officer and Corporate Secretary on June 13, 2016 and effective on that date, her salary was increased by $117,297 to $450,000 in recognition of her expanded role and responsibilities. All other NEOs received no base salary increase in 2016.

Other Benefits

Republic makes available medical, dental and vision insurance, life insurance and short- and long-term disability insurance programs for our employees. The NEOs are eligible to participate in these programs on the same basis and with the same level of financial subsidy as our general employee population (other than those employees who are subject to different terms under a collective bargaining agreement). Like our other employees, our NEOs may participate in our 401(k) plan and may defer a portion of their base salary and annual bonus, to the maximum defined level specified by the IRS, which in 2016 was $18,000 plus an additional $6,000 for those age 50 and above. Republic matches 100% of the first three percent of pay contributed and 50% of the next two percent of pay contributed by an employee. Republic’s matching contributions into the 401(k) plan for the NEOs who participated are reported in the All Other Compensation for 2016 table on page 71.

Deferred Compensation Plan and Deferred Compensation Savings Program Contributions

Eligible employees are limited by federal law as to the amount they may contribute to their 401(k) accounts. Accordingly, we have established a Deferred Compensation Plan (the “DCP”) that permits participants, including the NEOs, to defer additional amounts of compensation, including RSUs and PSUs, in a tax efficient manner for retirement savings. Under the DCP, most participants are eligible for matching contributions. The matching contribution under the DCP is equal to the lesser of two percent of the participant’s eligible compensation over the established 401(k) limit ($265,000 in 2016) or 50% of the participant’s annual deferrals, excluding deferred RSUs and stock-settled PSUs.

In addition, we make discretionary retirement contributions to certain of our senior executives’ deferred compensation accounts (“DCSP Contributions”). The Compensation Committee reviews the DCSP Contributions annually, and may change the amounts or discontinue the contributions at any time. Each DCSP Contribution is a fixed dollar amount that depends on the participant’s title and position in the organization, among other considerations. Unless otherwise specified, DCSP Contributions vest in one of four ways: (1) upon a participant satisfying the age and service requirements necessary to qualify for retirement; (2) in the event of death or disability, the retirement contributions vest immediately; (3) if a participant’s employment is terminated “without cause,” the retirement contributions vest immediately but are not available

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to the participant until the earlier of the fifth anniversary of the termination date or the date the participant would have become eligible for retirement; or (4) if we complete a transaction that is deemed a change in control, all retirement contributions vest immediately and may be paid out depending upon the original election of the participant. Messrs. Hughes and Rissman each received a contribution of $65,000 in each of 2014, 2015 and 2016. Mr. Serianni received a contribution of $55,000 in 2014 and a contribution of $65,000 in each of 2015 and 2016. Mr. Maruster received a contribution of $65,000 in each of 2015 and 2016. Ms. Ellingsen received a contribution of $55,000 in each of 2014, 2015 and 2016.

Mr. Slager did not receive a DCSP Contribution in 2016. He is, however, entitled to a Supplemental Retirement Benefit, which was preserved in his employment agreement with Republic from previous agreements with Allied and which requires us to pay him a specified amount after termination of his employment for any reason. This payment is an amount equal to $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until his date of termination. In 2016, the Supplemental Retirement Benefit increased by $207,298.

The individual contributions of the participating NEOs, including earnings on those contributions and total account balances as of the end of 2016, are shown in the Nonqualified Deferred Compensation in 2016 table on pages 75-76. Republic’s matching contributions and the DCSP contributions are shown in the All Other Compensation for 2016 table on page 71.

Modest Perquisites

With the exception of (1) certain gross-up payments pursuant to our relocation policy that is applicable to all eligible employees and (2) a stipend to cover a portion of monthly health club dues that is offered on the same terms to all employees at our corporate office, Republic generally does not offer perquisites or other personal benefits other than the aircraft usage discussed below. All associated relocation expenses are reported in the All Other Compensation for 2016 table on page 71. We also do not provide any additional cash compensation to any of the NEOs to reimburse them for income tax liability as a result of the receipt of any cash or equity compensation, benefit or perquisite.

Our CEO may use our airplane for personal travel. Other NEOs may use it for personal use if the CEO is aboard. At its February meeting each year, the Compensation Committee reviews the personal use of our airplane for the immediately preceding year for reasonableness. The amount reflected in the All Other Compensation for 2016 table as “Aircraft Usage” represents the incremental cost of providing our aircraft to an NEO for personal travel.

Other Compensation Policies

Stock Ownership Guidelines

The Board recognizes the importance of equity ownership by our executives to further link their interests with shareholders’ interests. Accordingly, the Board maintains stock ownership guidelines for all senior management employees (defined as CEO, Chief Operating Officer, CFO, Chief Legal Officer, Executive Vice President, Senior Vice President, Vice President and Area President) and requires that they achieve compliance with the ownership guidelines within five years of becoming a covered employee and maintain their ownership level thereafter. Shares included in the calculation to assess compliance with the ownership guidelines include shares owned outright, shares held in the 401(k) plan, and vested stock equivalents held in the DCP. The Compensation Committee believes that these requirements emphasize the importance of equity ownership for management employees, which reinforces alignment with our shareholders’ interests.

Name	Multiple of Salary Required	In Compliance
Donald W. Slager	5x	Yes
Catharine D. Ellingsen	3x	On Track
Jeffrey A. Hughes	2x	Yes
Charles F. Serianni	3x	Yes

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Securities Trades by Employees

Executive management and the Board take seriously their responsibilities and obligations to exhibit the highest standards of behavior relative to buying and selling Republic stock. All transactions by any director or NEO (“Insiders”) must be pre-cleared by the Chief Legal Officer. Further, Insiders generally are prohibited from trading any Republic stock during quarterly blackout periods or while in possession of material non-public information.

Additionally, our insider trading policy prohibits all Insiders, and members of their immediate family, from engaging in the following transactions relating to Republic securities or derivatives of Republic securities:

•	purchasing or selling puts or calls

•	short sales

•	placing standing orders, other than under 10b5-1 plans

•	engaging in short-term or “in-and-out” trading

•	holding Republic securities or derivatives of Republic securities in a margin account

•	pledging Republic securities or derivatives of Republic securities

Compensation Recoupment (Clawback) Policy

Our Board has established a Clawback Policy to encourage sound financial reporting and increase individual accountability. As more fully described in the Clawback Policy, which was filed as an exhibit to the Form 8-K filed with the SEC on October 30, 2014:

•	the policy applies to Republic’s Section 16 officers (“Covered Officers”);

•	the policy applies to all cash and equity-based incentives that are performance-based;

•	the policy is triggered by an accounting restatement we must make due to material noncompliance with any financial reporting requirement under the securities laws (a “Restatement”);

•	if a Restatement occurs, the Compensation Committee generally must seek to claw back both vested and unvested performance-based awards, including gains on equity, during the 3-year period preceding the restatement date to the extent they exceed what would have been paid to the Covered Officer under the restated financial statements; and

•	this clawback applies if either (1) the applicable Covered Officer engaged in fraud or intentional misconduct that materially contributed to the need for the Restatement or (2) future SEC or NYSE rules require Republic to seek forfeiture.

Compensation Process

Peer Grouping and Competitive Benchmarking

The Compensation Committee, in consultation with the independent compensation consultant, annually reviews the composition of the Peer Group used as a reference for executive compensation decisions to ensure that the companies included are comparable in terms of business mix and complexity, revenue,

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market capitalization, geographic footprint, assets and number of employees. The following table reflects the Peer Group used by the Compensation Committee to establish 2016 compensation.

Peer Group Members	Revenue ($B)*	Market Cap ($B)*	Assets ($B)*	Employees (#)*
Air Products and Chemicals, Inc.	$9.9	$28.0	$17.4	19,700	(a)
Canadian National Railway Company(b)	$9.1	$45.1	$26.3	23,172
Canadian Pacific Railway Limited(b)	$4.8	$19.7	$14.2	12,739
Con-way Inc.(c)	$5.6	$2.0	$3.3	30,100	(d)
CSX Corporation	$11.8	$25.3	$35.0	29,000
FedEx Corporation(e)	$48.6	$41.1	$38.4	325,000	(f)
W.W. Grainger, Inc.	$10.0	$12.7	$5.9	25,800
Hertz Global Holdings, Inc.	$10.5	$6.3	$23.4	30,000
J.B. Hunt Transport Services, Inc.	$6.2	$8.4	$3.6	21,562
Norfolk Southern Corporation	$10.5	$25.3	$34.3	30,456
Praxair, Inc.	$10.8	$29.2	$18.3	26,657
Progressive Waste Solutions, Ltd.(b)	$1.8	$2.7	$3.1	7,900
Ryder System, Inc.	$6.6	$3.0	$11.0	33,100
Stericycle, Inc.	$3.0	$10.2	$7.1	25,472
Sysco Corporation(g)	$48.9	$23.1	$13.1	51,700	(h)
Waste Connections, Inc.	$2.1	$6.9	$5.1	7,227
Waste Management, Inc.	$13.0	$23.8	$20.4	40,600
Peer Median	$9.9	$19.7	$14.2	26,657
Republic Services, Inc.	$9.1	$15.3	$20.6	33,000
Republic Services, Inc. Percentile	44%	46%	69%	81%
*	Reflects data from each company’s SEC filings; all data is as of December 31, 2015, except as noted, to reflect peer group characteristics at the time of the Compensation Committee review.

(a)	As of Air Products and Chemicals’ fiscal year end, September 30, 2015.

(b)	Values converted from Canadian dollars to U.S. dollars at a rate of 0.7225 USD/CAD, the exchange rate on December 31, 2015.

(c)	Con-way was acquired in October 2015 and did not file annual results for FY2015. Revenue data (trailing twelve months) and total assets are as of press release filed on January 13, 2016, for period ending September 30, 2015; market cap as of September 9, 2015.

(d)	As of Con-way’s fiscal year end, December 31, 2014.

(e)	Revenue data (trailing twelve months) and total assets are as of November 30, 2015, FedEx’s quarter ending closest to December 31, 2015.

(f)	As of FedEx’s fiscal year end, May 31, 2015.

(g)	Revenue data (trailing twelve months) and total assets are as of December 26, 2015, Sysco’s quarter ending closest to December 31, 2015.

(h)	As of Sysco’s fiscal year end, June 27, 2015.

The Compensation Committee considers data and analyses prepared by the independent compensation consultant based on our current and prior performance, and the historical NEO pay and the appropriateness of that compensation compared to the NEO compensation in the Peer Group. The Compensation Committee also considers general compensation surveys compiled by external consulting firms and takes into account recommendations of our CEO for executives other than himself. The Compensation Committee uses the Peer Group and other surveys as a reference, but does not target a specified percentile of compensation to be paid. After taking into account all data, and factors such as company performance and an individual’s contribution, experience and potential, the Compensation Committee makes compensation decisions. Based on the independent consultant’s analysis, our CEO’s 2016 Target TDC compared to our Peer Group’s fiscal year 2016 disclosed compensation was 7th out of 17 companies in the Peer Group, or at the 61 percentile (excluding Con-way Inc. which was acquired in 2015).

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Evaluating Company and Executive Performance

The Compensation Committee has established a process for evaluating Republic’s performance, as well as the performance of each of the NEOs. For each year, the Compensation Committee approves strategic and financial objectives for the NEOs for the upcoming year and for the longer-term. It also reviews and evaluates the performance against these strategic and financial objectives for the prior year, and reviews the interim progress on all open three-year performance periods under the LTIP or the PSUs. Our CEO provides his assessment of the performance against the strategic objectives and on the individual contributions of the NEOs. The Compensation Committee considers all of these factors in reaching its compensation decisions. The Compensation Committee routinely meets in executive session without the presence of any management when considering compensation matters.

Role of the Independent Compensation Consultant and Other Advisors

Since 2003, the Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) to assist with its review of compensation for the NEOs and other related matters. While Pearl Meyer provides data and analyses and makes recommendations on the form and amount of compensation, the Compensation Committee makes all decisions regarding the compensation of our NEOs.

During 2016, Pearl Meyer advised the Compensation Committee on a variety of subjects, including compensation plan design and trends, pay-for-performance analytics, peer group benchmarking and other related matters. Pearl Meyer reports directly to the Compensation Committee, participates in meetings as requested and communicates with the Compensation Committee chair between meetings, as necessary. Pearl Meyer also provides advice to the Governance Committee and its chair regarding director compensation. Pearl Meyer did not provide any other services during 2016 and is considered independent and free from conflict under the Dodd-Frank Act and associated standards set forth by the SEC and NYSE.

The Compensation Committee also may use market data provided by Towers Watson, Aon Hewitt or Mercer for benchmarking and other purposes. This benchmark data consists of information that is generally available to other Towers Watson, Aon Hewitt and Mercer clients. None of these consulting firms made recommendations to the Compensation Committee or management on peer group composition or on the form, amount or design of executive compensation in 2016.

Other Considerations

Employment Agreements and Executive Separation Policy

Except in limited circumstances, Republic does not enter into employment agreements. Messrs. Slager and Hughes have employment agreements, which the Board and the Compensation Committee believe are in the best interest of Republic and its shareholders given, among other things, their importance to Republic and the fact that they had legacy agreements with Allied before the Republic/Allied merger in December 2008. These agreements help ensure the continued leadership of the executives, clarify their employment rights and responsibilities, and impose certain post-employment limitations on their right to compete with us or solicit our customers or employees. Ms. Ellingsen and Mr. Serianni do not have employment agreements but instead are eligible to participate in the Executive Separation Policy. They also have non-competition and non-solicitation agreements with Republic. For more information regarding the employment agreements and Executive Separation Policy, see “Executive Compensation – Employment Agreements and Post-Employment Compensation.”

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Annual Risk Assessment

We do not believe our compensation programs for our NEOs or other employees encourage excessive or inappropriate risk-taking or create risks that would be reasonably likely to have a material adverse effect on us. We believe our compensation programs effectively align our corporate and field management teams with our overall goals by motivating them to increase shareholder value on both an annual and longer-term basis, primarily by improving our earnings and ROIC and generating increasing levels of free cash flow. We achieve this by using simple and measurable metrics to determine incentive pay.

Our annual incentives for executives and corporate managers are based on achieving the EPS Measure and the FCF Measure goals established by the Compensation Committee, which is comprised solely of independent directors. LTIP compensation for executives and senior managers is based on achieving ROIC and CFVC goals established by the Compensation Committee. Beginning with 2016, PSUs for NEOs are based on achieving ROIC, CFVC and RTSR goals established by the Compensation Committee. Beginning with 2016, PSUs for non-NEO executive vice presidents are based on achieving ROIC, CFVC and RTSR goals established by the Compensation Committee. In addition, PSUs for senior vice presidents and vice presidents are based on achieving ROIC and CFVC goals established by the Compensation Committee. We also provide executives and senior managers equity awards that are approved by the Compensation Committee to reinforce each manager’s commitment to shareholder return.

Area Presidents and other key managers participate in the LTIP and equity incentive plan. Their annual bonus compensation is tied to corporate financial results and the financial and operating metric results for the areas they manage. Their primary financial performance measure is area incentive operating income. Key area operating metrics may include safety, employee engagement, pricing, customer service and net sales growth. Beginning with 2016, PSUs for Area Presidents and other key managers are based on achieving ROIC and CFVC goals established by the Compensation Committee. We also provide them equity awards that are approved by the Compensation Committee to reinforce commitment to shareholder return.

General Managers in our field organizations receive equity awards as their LTI to align them with our shareholders. General Managers and their teams also receive salary and annual bonus tied to achieving incentive operating income and operating metrics defined during our budget process. Operating metrics may include any combination of safety, employee engagement, price increase, productivity improvements, net sales growth, environmental compliance, customer service and capital budget management, depending on the current year priorities as set by their senior managers and approved by executive management. We also provide General Managers equity awards that are approved by the Compensation Committee to reinforce commitment to shareholder return.

We compensate our field sales organization with salary and sales commissions tied to selling or retaining profitable business.

All of our cash incentive plans and all of our PSUs contain maximum payout limits to ensure that windfall gains in business outcomes do not lead to exaggerated compensation results or to inappropriate risk-taking.

In addition, we maintain stock ownership guidelines for executive officers, along with anti-hedging and anti-pledging policies, both of which encourage long-term performance rather than short-term windfalls.

Equity Usage (Burn Rate and Dilution)

Under our Amended and Restated 2007 Stock Incentive Plan, as approved by our shareholders in May 2013 (the “SIP”), the total number of shares of equity-based awards issued in 2016 was approximately 0.29% of the diluted weighted average number of shares outstanding for the year and within the limitations set by the SIP. As of December 31, 2016, the total number of shares that could be issued under the SIP, and all predecessor plans, was approximately 4.3% of the diluted weighted average number of shares outstanding for the year. Republic’s diluted EPS reflects all potentially dilutive shares.

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Tax Considerations

The Compensation Committee considers tax deductibility among many other factors when making compensation decisions. To the extent consistent with other compensation objectives, the Compensation Committee strives to maximize Republic’s tax deduction relative to compensation paid. In this regard, Internal Revenue Code Section 162(m) limits the deduction to $1 million for annual compensation paid to the CEO and each of the other NEOs (excluding the CFO) employed at the end of the year. This limitation does not apply to compensation that qualifies as “performance-based compensation” within the meaning of Section 162(m). Annual bonus awards, cash awards earned under the LTIP, stock options and PSUs are designed to qualify as performance-based compensation exempt from the $1 million deduction limit, although we cannot assure you that they will in fact be deemed to qualify. Other compensation elements are subject to the $1 million deduction limit. Due to Ms. Ellingsen’s promotion more than 90 days after the commencement of the relevant performance periods, some or all of the amounts paid to her for the 2016 annual bonus, LTIP award for the 2014-2016 performance period and long-term cash incentive awards for the 2015-2017 and 2016-2018 performance periods (“Supplemental LTIPs”) may not be deductible under Section 162(m).

Compensation Committee Interlocks and Insider Participation

Messrs. Flynn, Collins, Larson, Trani and Handley served as members of the Compensation Committee during 2016. No member of the Compensation Committee was an officer or employee of Republic during the prior year or was formerly an officer of Republic. During 2016, none of our named executive officers served on the compensation committee or board of any other entity, any of whose named executive officers served either on our Board or on our Compensation Committee.

Compensation Committee Report

The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under either of these Acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that this CD&A be included in this proxy statement.

Submitted by the Compensation Committee as of March 14, 2017:

William J. Flynn (Chair)

Tomago Collins

Thomas W. Handley

Michael Larson

John M. Trani

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CD&A Appendix

Reconciliation of GAAP to Non-GAAP Financial Measures

Adjusted Diluted Earnings Per Share	FY 2014	FY 2015	FY 2016
Diluted Earnings Per Share – As Reported	$1.53	$2.13	$1.78
Withdrawal Costs for Multiemployer Pension Funds, net of tax	0.00	0.01	0.01
Bridgeton remediation and other	0.38	(0.08)	0.00
Restructuring Charges, net of tax	0.00	0.0	0.07
Loss (gain) on disposition of assets and impairments, net	0.04	0.0	0.00
Loss on extinguishment of debt, net of tax	0.00	0.0	0.36

Diluted Earnings Per Share – As Adjusted	$1.96	$2.06	$2.22

Adjusted EBITDA & Adjusted EBITDA Margin (in millions, except margin data)	FY 2015	FY 2016
Net income attributable to Republic Services, Inc.	$749.9	$612.6
Net income attributable to noncontrolling interests	0.5	0.6
Provision for income taxes	445.5	352.7
Other (income) expense, net	(1.2)	(1.1)
Interest income	(0.8)	(0.9)
Interest expense	364.9	371.3
Depreciation, amortization and depletion	970.6	991.1
Accretion	79.4	79.1

EBITDA	2,608.8	2,405.4

Adjustments
Loss on extinguishment of debt	—	196.2
Restructuring charges	—	40.7
Loss from unconsolidated equity method investment	—	6.1
Withdrawal costs — multiemployer pension funds	4.5	5.6
Gain on disposition of assets and impairments, net	—	(0.1)
Bridgeton insurance recovery	(50.0)	—

Adjusted EBITDA	2,563.3	2,653.9

Total Revenue	$9,115.0	9,387.7

Adjusted EBITDA Margin	28.1%	28.3%

We believe that presenting adjusted EBITDA, adjusted EBITDA margin and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have included comparable charges and costs and have recorded similar recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. In the case of the Bridgeton insurance recovery in 2015 and the Bridgeton charges in 2014, we are adjusting such amounts due to their significant effect on our operating results; however, in the ordinary course of our business, we often incur remediation charges and recoveries that we do not adjust from our operating results. Our definition of adjusted EBITDA and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.

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Calculation of Actual Results for Annual Bonus Performance Measures and GAAP Reconciliation

Earnings Per Share Measure	FY 2014	FY 2015	FY 2016
Diluted Earnings Per Share — As Reported	$1.53	$2.13	$1.78
Withdrawal Costs for Multiemployer Pension Funds, net of tax	0.00	0.01	0.01
Restructuring Charges, net of tax	0.00	0.00	0.07
Loss (gain) on disposition of assets and impairments, net	0.04	0.00	0.00
Loss on extinguishment of debt, net of tax	0.00	0.00	0.36
Severance, net of tax	0.00	0.00	(0.01)

Earnings Per Share Measure	$1.57	$2.14	$2.21

Free Cash Flow Measure (in millions)	FY 2014	FY 2015	FY 2016
Cash Provided by Operating Activities	$1,529.8	$1,679.7	$1,847.8
Property and Equipment Received	(872.9)	(953.0)	(915.6)
Proceeds from Sales of Property and Equipment	35.7	21.2	9.8
Cash paid related to negotiation and withdrawal costs — Central States Pension and Other Funds, net of tax	10.8	95.8	0.0
Divestiture related tax payments	0.0	0.0	4.2
Cash tax benefit for debt extinguishment	0.0	0.0	(80.7)
Restructuring Payments, net of tax	0.8	0.0	19.6
Severance, net of tax	0.00	0.0	(1.3)

Free Cash Flow Measure	$704.2	$843.7	$883.8

Calculation of Actual Results for 2014-2016 LTIP Performance Measures*

Three Year Cash Flow Value Creation Measure (in millions)	FY 2014	FY 2015	FY 2016
Net Income per LTIP definition	$562	$753	$739
Add: After Tax Interest Expense per LTIP definition	215	228	233
Add: DD&A and Accretion	985	1,050	1,070

Operating Cash Flow	1,762	2,031	2,042
Less: Capital Charge	(1,179)	(1,198)	(1,216)

Cash Flow Value Creation	$583	$833	$826
Three Year Cash Flow Value Creation Measure			$2,242

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Three Year Return on Invested Capital Measure (in millions except where noted as a percentage)	FY 2014	FY 2015	FY 2016
Net Income per LTIP definition	$562	$753	$739
Add: After Tax Interest Expense per LTIP definition	215	228	233
Adjusted Net Income	777	981	972
Average Net Assets per LTIP definition	$14,743	$14,978	$15,195
Return on Invested Capital	5.3%	6.5%	6.4%
Sum of Three Year Adjusted Net Income			$2,730
Sum of Three Year Average Net Assets			$44,916
Three Year Return on Invested Capital			6.1%

*	Per the LTIP definitions, CFVC and ROIC are adjusted to exclude gains or losses on divestitures, losses recorded on the extinguishment of debt instruments, and costs associated with withdrawal from or termination of multi-employer pension plans.

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2016 SUMMARY COMPENSATION TABLE

The following Summary Compensation Table shows information about the compensation we paid to our CEO, CFO and other named executive officers for services rendered in all capacities during 2016, 2015 and 2014. Under SEC rules, we are required to report the compensation received by Mr. Maruster, who was our Executive Vice President, Chief Operating Officer until he left the Company on June 10, 2016, and by Mr. Rissman, who was our Executive Vice President, Chief Legal Officer and Corporate Secretary until he left the Company on June 13, 2016. We refer to the individuals shown in the table below as the NEOs.

Name and Principal 2016 Positions(1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)(6)

Donald W. Slager	2016	1,100,000	—	8,185,672	—	3,311,750	320,379	12,917,801
President and Chief	2015	1,137,308	—	5,891,525	—	3,478,125	352,529	10,859,487
Executive Officer	2014	1,000,000	—	2,548,019	1,000,004	850,000	307,356	5,705,379

Catharine D. Ellingsen	2016	395,107	—	391,064	—	615,269	75,979	1,477,419
Executive Vice President,
Chief Legal Officer and
Corporate Secretary

Jeffrey A. Hughes	2016	482,061	—	1,068,991	—	754,670	94,740	2,400,462
Executive Vice President,	2015	490,939	—	981,718	—	962,500	98,087	2,533,244
Chief Administrative Officer	2014	428,400	—	294,020	250,005	231,860	89,334	1,293,619

Charles F. Serianni	2016	511,779	—	1,171,570	—	774,844	89,304	2,547,497
Executive Vice President,	2015	492,019	—	991,710	—	933,167	86,244	2,503,140
Chief Financial Officer	2014	343,823	—	260,025	125,003	397,192	72,220	1,198,263

Robert A. Maruster	2016	265,385	—	1,271,569	—	280,726	1,485,528	3,303,208
Former Executive Vice President,	2015	596,365	—	1,239,676	—	1,154,167	73,793	3,064,001
Chief Operating Officer	2014	247,692	75,000	550,048	125,003	143,250	117,636	1,258,629

Michael P. Rissman	2016	221,058	—	1,017,275	—	398,354	2,282,856	3,919,543
Former Executive Vice President,	2015	489,919	—	981,718	—	962,500	92,695	2,526,832
Chief Legal Officer and	2014	408,000	—	490,011	250,005	225,700	86,787	1,460,503
Corporate Secretary
(1)	Ms. Ellingsen was promoted to Executive Vice President, Chief Legal Officer and Corporate Secretary on June 13, 2016. Mr. Serianni was promoted to Executive Vice President, Chief Financial Officer on August 22, 2014. Mr. Maruster was our Executive Vice President, Chief Operating Officer from June 9, 2014 to June 10, 2016. Mr. Rissman was our Executive Vice President, Chief Legal Officer and Corporate Secretary from August 17, 2009 to June 13, 2016.

(2)	Amounts reflect base salary paid in the year. Salaries earned in 2015 are higher than each executive’s annualized base salary due to an additional bi-weekly pay cycle falling within calendar year 2015.

(3)	Included in the Stock Awards column are the grant-date fair values of RSU awards granted in 2016, 2015 and 2014 and PSU awards granted in 2016 and 2015, determined in accordance with FASB ASC Topic 718. The PSUs are new to the program in 2015 and replace the long-term cash incentive (“LTIP”) and option programs. Included in the Option Awards column are the grant-date fair values of stock option awards, granted in 2014 determined in accordance with FASB ASC Topic 718. See Note 11 to our Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating grant-date fair value. The amounts shown in the table above reflect grant-date fair value and may not correspond to the actual value that will be realized by the NEOs. For purposes of calculating the grant-date fair value of PSU awards, we have assumed that we will achieve target performance levels.

(4)	The amounts shown for each of the years reflect the annual cash incentive earned for the year and the three-year LTIP earned for the performance cycle that ended in that year. Except to the extent deferred into the Deferred Compensation Plan (“DCP”), all amounts were paid in the year following the end of the performance period. Despite solid performance all three years as shown in the Summary Compensation Table, the annual bonus payouts varied greatly in those years due largely to the impact of remediation and other charges at our closed Bridgeton landfill as well as an insurance recovery related to the Bridgeton landfill. For additional details, see “Compensation Discussion and Analysis — Executive Summary — Setting Robust Performance Targets” and “— Impact of Bridgeton Charges and Insurance Recovery on Incentive Compensation.”

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The amounts earned by each of the NEOs for 2016 are shown below:

Name	2016 Annual Cash Incentive ($)	2014 - 2016 LTIP ($)
Donald W. Slager	1,966,250	1,345,500
Catharine D. Ellingsen	430,487	184,782
Jeffrey A. Hughes	530,420	224,250
Charles F. Serianni	563,750	211,094
Robert A. Maruster	280,726	—
Michael P. Rissman	217,708	180,646

Because Ms. Ellingsen was not an executive officer during the full performance periods, some or all of the above amounts were not paid under the Executive Incentive Plan, but were paid as equivalent amounts.

(5)	See “All Other Compensation for 2016” table for more information regarding amounts shown in this column for 2016.

(6)	For 2015, the Compensation Committee refined the compensation program by moving from a program based on stock options, LTIP and RSUs to a PSU and RSU program. This causes the 2016 and 2015 compensation shown in the Summary Compensation Table to appear higher than it actually was because we are required to report both the LTIP compensation from the legacy program as well as the value of the PSUs awarded under the new program, even though those PSUs are for three-year performance periods that do not end until the end of 2017 and 2018, and do not pay out until February 2018 and 2019, respectively (if they pay out at all).

We are providing the following alternative compensation table to provide our shareholders information on what 2016 compensation would have been for our NEOs if we showed only the values under the compensation program going forward and left out the LTIP compensation from the legacy program. Thus, this table includes the grant-date fair value for the 2016 — 2018 PSU awards (even though they will not pay out until February 2019, if they pay out at all) but does not include the actual amounts paid for the 2014 — 2016 LTIP performance period.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Donald W. SIager	2016	1,100,000	—	8,185,672	—	1,966,250	320,379	11,572,301
Catharine D. Ellingsen	2016	395,107	—	391,064	—	430,487	75,979	1,292,637
Jeffrey A. Hughes	2016	482,061	—	1,068,991	—	530,420	94,740	2,176,212
Charles F. Serianni	2016	511,779	—	1,171,570	—	563,750	89,304	2,336,403
Robert A. Maruster	2016	265,385	—	1,271,569	—	280,726	1,485,528	3,303,208
Michael P. Rissman	2016	221,058	—	1,017,275	—	217,708	2,282,856	3,738,897

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ALL OTHER COMPENSATION FOR 2016

	Matching Contribution to 401(k) Plan ($)	Matching Contribution to Deferred Compensation Plan ($)	Retirement Contribution to Deferred Compensation Plan ($)(1)	Value of Supplemental Life Insurance Premiums ($)	Aircraft Usage ($)(2)	Other Taxable ($)	Total ($)
Donald W. Slager	10,600	34,446	207,298	1,794	66,241	—	320,379
Catharine D. Ellingsen	10,600	9,928	55,000	451	—	—	75,979
Jeffrey A. Hughes	10,600	9,156	65,000	2,066	7,918	—	94,740
Charles F. Serianni	10,600	12,484	65,000	1,220	—	—	89,304
Robert A. Maruster(3)	10,600	9,492	65,000	436	—	1,400,000	1,485,528
Michael P. Rissman(4)	10,600	9,012	65,000	928	—	2,197,316	2,282,856
(1)	Per the provisions of his employment agreement, Mr. Slager will receive a benefit, payable to him following the 6-month anniversary of his termination of employment for any reason. This contractual payment is $2,287,972, increased at an annual rate of 6% compounded annually, from December 5, 2008 until the date of his termination. The amount shown for him in this column reflects the annual increase to the payment.

(2)	The amounts shown reflect the incremental cost of providing company-owned aircraft for personal travel. This valuation is calculated in accordance with SEC guidelines and differs from the valuation under applicable tax guidelines.

(3)	Mr. Maruster left the Company on June 10, 2016. The Company and Mr. Maruster entered into a separation agreement that provided for certain severance payments including and in addition to the severance provided by the Company’s Executive Separation Policy. The amount shown for 2016 for Mr. Maruster includes $1,400,000 paid or payable to him in accordance with his separation agreement. See “Executive Compensation — Employment Agreements and Post Employment Compensation”.

(4)	Mr. Rissman left the Company on June 13, 2016. The Company and Mr. Rissman entered into a separation agreement that provided for certain severance payments including and in addition to the severance provided by the Company’s Executive Separation Policy. The amount shown for 2016 for Mr. Rissman includes $2,196,996 paid or payable to him in accordance with his separation agreement. The amount also includes a $320 shared payment for health club dues for participating in our wellness program. See “Executive Compensation — Employment Agreements and Post Employment Compensation”.

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GRANTS OF PLAN-BASED AWARDS IN 2016

The following table sets forth information concerning each grant of an award to a NEO during the year ended December 31, 2016 under the Executive Incentive Plan or the Amended and Restated 2007 Stock Incentive Plan, as approved by our shareholders in May 2013 (the “SIP”). Information regarding our awards under these plans also is included in our Compensation Discussion and Analysis.

									All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Estimated Future Payouts Under Non Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(4)
Name	Award Type(1)	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Donald W. Slager	RSUs	2/18/2016							56,993	2,600,021
	PSUs	2/18/2016				5,919	118,370	177,555		5,585,651
	Annual Cash Incentive Compensation	2/18/2016	44,688	1,430,000	2,860,000
Catharine D. Ellingsen	RSUs	2/18/2016							1,864	85,036
	RSUs(5)	7/29/2016							1,951	100,008
	PSUs	2/18/2016				226	4,516	6,774		206,020
	Annual Cash Incentive Compensation	2/18/2016	9,784	313,081	626,162
	Supplemental LTIP (2015 – 2017)(6)	7/26/2016	11,667	233,334	350,001
	Supplemental LTIP (2016 – 2018)(6)	7/26/2016	8,892	177,833	266,750
Jeffrey A. Hughes	RSUs	2/18/2016							10,961	500,041
	PSUs	2/18/2016				603	12,057	18,086		568,950
	Annual Cash Incentive Compensation	2/18/2016	12,055	385,760	771,250
Charles F. Serianni	RSUs	2/18/2016							11,509	525,041
	PSUs	2/18/2016				685	13,701	20,552		646,529
	Annual Cash Incentive Compensation	2/18/2016	12,813	410,000	820,000
Robert A. Maruster	RSUs	2/18/2016							13,701	625,040
	PSUs	2/18/2016				685	13,701	20,552		646,529
	Annual Cash Incentive Compensation	2/18/2016	14,375	460,000	920,000
Michael P. Rissman	RSUs	2/18/2016							10,961	500,041
	PSUs	2/18/2016				548	10,961	16,442		517,234
	Annual Cash Incentive Compensation	2/18/2016	11,875	380,000	760,000
(1)	All equity awards granted in 2016 were granted under the SIP. For Ms. Ellingsen, the annual cash incentive award was granted under the Management Incentive Plan for the portion of the year prior to her promotion to Executive Vice President, Chief Legal Officer and Corporate Secretary. In addition, Ms. Ellingsen was granted a supplemental bonus for the portion of the year after her promotion as if the award was granted under the Executive Incentive Plan. For all other NEOs, the annual cash incentive award was granted under the Executive Incentive Plan. For further details regarding annual compensation, see “Executive Compensation — Components of Executive Compensation.” The annual RSU awards shown above are scheduled to vest in equal annual installments over 4 years, beginning on the first anniversary of the grant date. The annual PSU awards shown above are scheduled to vest on the third anniversary of the grant date based on performance for the 2016 — 2018 period.

(2)	This column shows the annual cash incentive payouts that would have been earned if the minimum performance level were achieved. If at least the minimum level of performance were not achieved, no payout would be made.
(3)	If the maximum level of performance had been achieved under the annual cash incentive plan, the maximum payout would have been 200% of target.

(4)	Represents the potential number of shares earned based on achievement of performance criteria for PSU awards granted under our SIP. For Ms. Ellingsen, the earned number of shares is payable in shares. For all other NEOs, the earned number of shares is payable half in cash and half in shares. No exercise price or other consideration is paid by the NEOs with respect to PSU awards. The PSU award measurement period is the three-year period beginning January 1, 2016 and ending December 31, 2018. PSUs earn dividend equivalents, which are paid out based on the number of shares actually earned, if any, at the end of the performance period. If at least the minimum level of performance is not achieved, no payout would be made. See “Executive Compensation — Components of Executive Compensation” for further details regarding PSUs.

(5)	Ms. Ellingsen was granted a one-time RSU award on July 29, 2016. The RSU award is schedule to vest in equal annual installments over 4 years, beginning on the first anniversary of the grant date.

(6)	Ms. Ellingsen was granted Supplemental LTIPs for the performance periods 2015-2017 and 2016-2018 with targets set at $233,334 and $177,833, respectively to increase her target awards for such periods to take into account that she is the Executive Vice President, Chief Legal Officer and Corporate Secretary for a portion of the 2015-2017 and 2016-2018 performance periods. For additional details, see “Executive Compensation — Employment Agreements and Post-Employment Compensation”.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table reflects stock option, RSU and PSU awards granted to the NEOs that were outstanding as of December 31, 2016.

Outstanding Equity Awards at 2016 Fiscal Year End

	Stock Option Awards					Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested ($)
Donald W. Slager	12/11/2007	112,500		25.51	12/11/2017
	1/3/2011	185,874		30.05	1/3/2018
	1/3/2012	225,734		27.55	1/3/2019
	2/8/2013	142,689	47,564	31.12	2/8/2020
	2/7/2014	88,028	88,029	33.40	2/7/2021
						2/8/2013	22,267	1,270,332
						2/7/2014	41,121	2,345,953
						2/13/2015	50,879	2,902,647
						2/13/2015	45,261	2,582,140
						2/13/2015	45,262	2,582,197
						2/18/2016	58,063	3,312,494
						2/18/2016	60,296	3,439,887
						2/18/2016	60,296	3,439,887
Catharine D. Ellingsen	2/15/2011	1,625		29.84	2/15/2018
	2/10/2012	5,700		30.15	2/10/2019
	2/8/2013	5,700	2,850	31.12	2/8/2020
						2/7/2014	1,163	66,349
						2/7/2014	3,229	184,214
						2/13/2015	2,663	151,924
						2/13/2015	1,201	68,517
						2/18/2016	1,899	108,338
						2/18/2016	4,600	262,430
						7/29/2016	1,964	112,046
Jeffrey A. Hughes	2/8/2013		11,891	31.12	2/8/2020
	2/7/2014		22,008	33.40	2/7/2021
						2/8/2013	2,143	122,258
						2/7/2014	4,745	270,702
						2/13/2015	9,784	558,177
						2/13/2015	6,655	379,668
						2/13/2015	6,655	379,668
						2/18/2016	11,166	637,020
						2/18/2016	6,142	350,401
						2/18/2016	6,141	350,344
Charles F. Serianni	2/15/2011	9,500		29.84	2/15/2018
	2/10/2012	9,500		30.15	2/10/2019
	2/8/2013	7,125	2,375	31.12	2/8/2020
	8/22/2014	9,342	9,343	39.34	8/22/2021
						2/7/2014	969	55,281
						8/22/2014	2,701	154,092
						2/13/2015	9,986	569,701
						2/13/2015	6,655	379,668
						2/13/2015	6,655	379,668
						2/18/2016	11,725	668,911
						2/18/2016	6,981	398,266
						2/18/2016	6,980	398,209
Robert A. Maruster	6/9/2014	10,113	5,057	36.35	9/10/2017
						6/9/2014	1,840	104,972
						2/13/2015	4,161	237,385
						2/13/2015	4,161	237,385
						2/13/2015	4,161	237,385
						2/18/2016	3,489	199,047
						2/18/2016	1,163	66,349
						2/18/2016	1,163	66,349
Michael P. Rissman						2/13/2015	3,328	189,862
						2/13/2015	3,328	189,862
						2/18/2016	931	53,114
						2/18/2016	930	53,057

(1)	The values of the RSUs and PSUs are based on $57.05 per share, which was the closing price of Republic’s stock on December 30, 2016, the last trading day of our fiscal year.

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The vesting dates and number of shares vesting for the options and RSUs are shown in the following table.

			Stock Awards
	Stock Option Awards		RSUs		PSUs
Name	Vesting Date	Number Vesting	Vesting Date	Shares Vesting	Vesting Date	Shares Vesting
Donald W. Slager	2/7/2017	44,014	2/7/2017	20,560	12/31/2017	45,261
	2/8/2017	47,564	2/8/2017	22,267	12/31/2017	45,262
	2/7/2018	44,015	2/13/2017	16,959	12/31/2018	60,296
			2/18/2017	14,515	12/31/2018	60,296
			2/7/2018	20,561
			2/13/2018	16,960
			2/18/2018	14,516
			2/13/2019	16,960
			2/18/2019	14,516
			2/18/2020	14,516
Catharine D. Ellingsen	2/8/2017	2,850	2/7/2017	581	12/31/2018	4,600
			2/13/2017	400
			2/18/2017	474
			7/29/2017	491
			2/7/2018	582
			2/7/2018	3,229
			2/13/2018	400
			2/18/2018	475
			7/29/2018	491
			2/13/2019	401
			2/13/2019	2,663
			2/18/2019	475
			7/29/2019	491
			2/18/2020	475
			7/29/2020	491
Jeffrey A. Hughes	2/7/2017	11,004	2/7/2017	2,372	12/31/2017	6,655
	2/8/2017	11,891	2/8/2017	2,143	12/31/2017	6,655
	2/7/2018	11,004	2/13/2017	3,261	12/31/2018	6,142
			2/18/2017	2,791	12/31/2018	6,141
			2/7/2018	2,373
			2/13/2018	3,261
			2/18/2018	2,792
			2/13/2019	3,262
			2/18/2019	2,791
			2/18/2020	2,792
Charles F. Serianni	2/8/2017	2,375	2/7/2017	484	12/31/2017	6,655
	8/22/2017	4,671	2/13/2017	3,328	12/31/2017	6,655
	8/22/2018	4,672	2/18/2017	2,931	12/31/2018	6,981
			8/22/2017	1,350	12/31/2018	6,980
			2/7/2018	485
			2/13/2018	3,329
			2/18/2018	2,931
			8/22/2018	1,351
			2/13/2019	3,329
			2/18/2019	2,931
			2/18/2020	2,932
Robert A. Maruster	6/9/2017	5,057	2/13/2017	4,161	12/31/2017	4,161
			2/18/2017	3,489	12/31/2017	4,161
			6/9/2017	1,840	12/31/2018	1,163
					12/31/2018	1,163
Michael P. Rissman					12/31/2017	3,328
					12/31/2017	3,328
					12/31/2018	931
					12/31/2018	930

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OPTION EXERCISES AND STOCK VESTED IN 2016

The following table reflects stock options exercised and the vesting of previously granted restricted stock and RSUs for each of the NEOs during the year ended December 31, 2016. The value realized upon exercise of the options and the shares represented by the vesting of the restricted stock or RSUs is based on the closing price of our stock on the exercise date and the vesting date, respectively.

Option Exercises and Stock or RSUs Vested in 2016
	Option Awards		Stock or RSU Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Donald W. Slager	190,628	4,402,414	79,122	3,463,340

Catharine D. Ellingsen	—	—	962	42,167

Jeffrey A. Hughes(1)	37,004	653,974	9,675	424,123

Charles F. Serianni	9,500	181,356	5,083	233,881

Robert A. Maruster	—	—	5,900	270,955

Michael P. Rissman	175,882	3,851,034	16,395	717,901
(1)	Mr. Hughes deferred 2,044 RSUs ($89,916 at the time of vesting) that vested in 2016 and that will be distributed in accordance with his distribution elections following his separation from service.

NONQUALIFIED DEFERRED COMPENSATION IN 2016

The following table reflects information concerning the participation of our NEOs in our nonqualified Deferred Compensation Plan (“DCP”) and Mr. Slager’s Supplemental Retirement Benefit for the year ended December 31, 2016. For a description of that plan and his benefit, see “Executive Compensation — Compensation Discussion and Analysis — Components of Executive Compensation — Fixed Compensation and Benefits — Deferred Compensation Plan and Deferred Compensation Savings Program Contributions.”

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)

Donald W. Slager	554,719	241,744	299,694	—	7,325,601

Catharine D. Ellingsen	19,755	64,928	253,743	—	1,039,405

Jeffrey A. Hughes	186,328	74,156	679,171	—	4,990,630

Charles F. Serianni	620,117	77,484	408,798	—	3,955,563

Robert A. Maruster	15,923	74,492	26,250	(80,795)	148,309

Michael P. Rissman	37,428	74,012	357,000	(1,427,333)	704,755
(1)	Executive contributions to DCP of base salary are included in the Salary column and annual cash and long-term cash incentive compensation are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The contributions include both cash deferred ($554,719 for Mr. Slager, $19,755 for Ms. Ellingsen, $96,412 for Mr. Hughes, $620,117 for Mr. Serianni, $15,923 for Mr. Maruster and $37,428 for Mr. Rissman) and deferred RSUs that vested in 2016 ($89,916 for Mr. Hughes).

(2)

This column includes retirement contributions of $65,000 for each of Messrs. Hughes, Serianni, Maruster, and Rissman and $55,000 for Ms. Ellingsen that were made by Republic to the plan on behalf of the executive. These amounts vest in accordance with the terms of the plan described in the Compensation Discussion and Analysis. Per the provisions of his employment agreement, Mr. Slager will receive a benefit, payable to him following the 6-month anniversary of his termination of employment for any reason. This contractual payment is $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until the date of his termination. The amount set forth in the table above includes the annual increase to the

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payment. All other amounts in this column relate to matching contributions made by Republic during 2016 that are attributable to 2015 executive contributions.

(3)	For deferrals of RSUs, earnings are calculated based on the change in the price of our common stock during 2016. For cash deferrals, earnings are calculated based on the performance of the measurement funds selected by the participants.

(4)	Includes amounts reported in the 2016 Summary Compensation Table as compensation for 2016, 2015 or 2014: Mr. Slager: $274,744 in 2016, $810,088 in 2015 and $378,394 in 2014; Ms. Ellingsen: $84,683 in 2016; Mr. Hughes: $170,568 in 2016, $178,522 in 2015 and $160,178 in 2014; Mr. Serianni: $231,018 in 2016, $689,758 in 2015 and $345,657 in 2014; Mr. Maruster: $90,415 in 2016, $100,782 in 2015 and $11,846 in 2014; and Mr. Rissman: $85,065 in 2016, $125,602 in 2015 and $97,381 in 2014.

EMPLOYMENT AGREEMENTS AND POST-EMPLOYMENT COMPENSATION

We have employment agreements with Messrs. Slager and Hughes. These agreements, among other things, provide for consideration to be paid to the executive upon termination of employment, as described below. Each of these employment agreements contains post-termination restrictive covenants, including a covenant not to compete and not to solicit customers and employees. The post-termination restrictive covenants last for two years for Mr. Hughes. Mr. Slager’s restrictions also last two years, except that if his employment is terminated by us without cause or if he has a termination for good reason within six months before or two years after a change in control, his restrictions last three years. Each of these agreements provides for a minimum base salary and eligibility to participate in our performance-based annual and LTI plans. These employment agreements also provide for accelerated vesting of equity-based awards in certain circumstances and continued coverage under certain welfare plans for a specified period of time.

Ms. Ellingsen and Mr. Serianni do not have employment agreements with us. Instead, each participates in our Executive Separation Policy (the “Separation Policy”) and in certain other of our benefit plans, as described below. Severance benefits under the Separation Policy are payable only if they: (1) sign an agreement containing non-solicitation, confidentiality and arbitration provisions and, if appropriate, a non-competition provision (which each has done); (2) execute a separation agreement containing a full release of legal claims; (3) refrain from disparaging Republic following their employment with us; and (4) provide reasonable cooperation and assistance concerning legal or business matters as requested by Republic following their employment. The Separation Policy also provides for continued and accelerated vesting of equity-based awards in certain circumstances.

The Compensation Committee adopted the Separation Policy in 2010 to ensure we are able to attract and retain the most qualified and capable professionals to serve in key executive positions to maximize the value of Republic for the benefit of our shareholders. The Separation Policy is in effect for the CEO, President, Chief Operating Officer, CFO, Chief Legal Officer, and each Executive Vice President, Senior Vice President, Vice President and Area President (“Covered Executives”) who do not have an employment agreement with us. The Compensation Committee may, in its discretion, make the Separation Policy applicable to other members of management.

Under the Separation Policy, Covered Executives will receive severance benefits if we terminate their employment without “cause” (as defined in the policy). It also contains a double-trigger change in control provision that provides for enhanced severance benefits for a termination “without cause” or a resignation for “good reason” within one year following a “change in control.” The Compensation Committee may modify or terminate the Separation Policy prior to a change in control for all Covered Executives who have not had a termination of employment prior to the modification or termination as long as the modification or termination applies to all Covered Executives in the same category.

The Compensation Committee may use its discretion to make post-termination payments to executive officers that may not be required pursuant to the terms of their employment agreements or the Separation Policy if such payments are determined to be in Republic’s best interests.

Mr. Slager. On December 23, 2014, Mr. Slager and Republic entered into a First Amendment to the Employment Agreement (the “2014 Amendment”), effective immediately, which amended the amended and restated Employment Agreement entered into and effective as of October 29, 2013 (the “Slager

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Agreement”). The 2014 Amendment provides that: (1) If Mr. Slager dies, his estate will no longer receive a cash payment of three times base salary, and all unvested stock options, restricted stock and RSUs will terminate; (2) if Mr. Slager retires, any performance shares or performance units he may receive will immediately vest, with the shares or units to pay out if and when the Company would have been required to pay him if he had not retired; and (3) Mr. Slager will make himself reasonably available to assist his successor with any transition or other services as the Board may reasonably request from his retirement date through the last day of the latest ending performance period under which a performance share or performance unit is payable. Material terms of the Slager Agreement that were preserved in the 2014 Amendment include: (a) 2014 base salary of $1,000,000 ($1,100,000 in 2016); (b) target annual incentive compensation for 2014 of 125% of salary (130% of salary in 2016), with a range of 0% to 250% of salary (0% to 260% of salary in 2016); (c) merit and other bonuses, long-term awards, and equity awards under the SIP as may be determined by the Board of Directors or a committee thereof; (d) a Supplemental Retirement Benefit equal to $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until the date of his termination; (e) upon a termination of employment by Republic without cause or by Mr. Slager for good reason in connection with a change in control, all of his equity grants outstanding as of the date of termination shall vest; and (f) upon a termination of employment by Republic without cause or by Mr. Slager for good reason in connection with a change in control, the vesting and payment of long-term awards will be at target and without proration.

Ms. Ellingsen. Prior to her promotion to Executive Vice President, Chief Legal Officer and Corporate Secretary, Ms. Ellingsen was Senior Vice President, Human Resources. Ms. Ellingsen’s salary until her promotion was $332,703, following a salary increase from $327,787 in February 2016. Upon her promotion, Ms. Ellingsen’s salary was increased to $450,000. Her target annual incentive compensation for 2016 is 80% of salary, with a range from 0% to 160% of salary. For Ms. Ellingsen, the annual cash incentive award was granted under the Management Incentive Plan for the portion of the year prior to her promotion to Executive Vice President, Chief Legal Officer and Corporate Secretary. Ms. Ellingsen was granted a supplemental bonus for the portion of the year after her promotion as if the award was granted under the Executive Incentive Plan. Ms. Ellingsen was also granted Supplemental LTIPs for the 2015-2017 and 2016-2018 performance periods with targets set at $233,334 and $177,833, respectively, to increase her target awards for such periods to take into account her promotion for a portion of the 2015-2017 and 2016-2018 performance periods. Payment dates, measurement criteria, targets, performance, and other aspects of the supplemental bonus and Supplemental LTIPs (including negative discretion of the Committee) will be the same as those for awards that have been granted to other named executive officers for the applicable performance periods. In addition, Ms. Ellingsen was granted a one-time RSU award with a grant date fair value of $100,000 on July 29, 2016. The RSU award is scheduled to vest in equal annual installments over 4 years, beginning on the first anniversary of the grant date.

Mr. Hughes. Mr. Hughes entered into an employment agreement that was effective December 5, 2008. Mr. Hughes’ base salary for 2016 was $482,200. Mr. Hughes’ target annual incentive compensation is 80% of salary, with a range of 0% to 160% of salary.

Mr. Serianni. Mr. Serianni’s base salary for 2016 was $512,500. His target annual incentive compensation is 80% of salary, with a range from 0% to 160% of salary.

Mr. Maruster. On June 23, 2016, Mr. Maruster and the Company entered into an agreement memorializing his separation from the Company as a termination without cause under the Separation Policy and under applicable benefits plans and award agreements, with the termination effective as of June 10, 2016. Mr. Maruster is entitled to receive the following under his agreement: (1) continued payment of his current salary in equal bi-weekly installments over a 24-month period (a total of $1,150,000); (2) payment of an additional severance lump sum cash payment (a total of $250,000) 60 days after termination date; (3) payment of an amount equal to his prorated 2016 bonus under the EIP (a total of $280,726), based on actual performance for the portion of time he was employed in 2016 and paid at the same time in 2017 as bonuses were paid in the ordinary course under that plan; (4) the opportunity to continue enrollment for up to

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two years in the Company’s medical, dental and vision plan at the same premium cost applicable to active employees; (5) continued vesting of outstanding stock options and RSUs for one year; (6) a one-year plus 90 day extension to exercise vested options; and (7) vesting in a prorated portion of any PSUs earned during the three-year performance periods set forth under the PSU award agreements, payable in accordance with the PSU award agreements. In exchange for such separation payments, Mr. Maruster has released the Company from any and all claims and has agreed to certain confidentiality, non-competition, non-solicitation, non-disparagement, cooperation and assistance, and liquidated damages provisions.

Mr. Rissman. On July 11, 2016, Mr. Rissman and the Company entered into an agreement memorializing his separation from the Company effective June 13, 2016. Pursuant to the terms of his agreement, the Company provided Mr. Rissman with the following: (1) payment of $2,196,996, of which $221,360 was paid 45 days after June 13, 2016, $1,025,636 was paid on December 16, 2016 and $950,000 is payable in equal bi-weekly installments over a 24-month period beginning 60 days after June 13, 2016; (2) payment of an amount equal to his prorated 2016 bonus under the EIP (a total of $217,708), based on actual performance for the portion of time he was employed in 2016 and paid at the same time in 2017 as bonuses were paid in the ordinary course under that plan; (3) payment of an amount equal to his prorated 2014-2016 LTIP award under the EIP (a total of $180,646), based on actual performance for the portion of time he was employed during the performance period and paid at the same time in 2017 as LTIP awards were paid in the ordinary course under that plan; (4) vesting in a prorated portion of any PSUs earned during the three-year performance periods set forth under the PSU award agreements, payable in accordance with the PSU award agreements; (5) a cash payment for each of the 2015-2017 and 2016-2018 performance periods equal to the difference in value between vesting in the full number of earned PSUs, if any, and prorated vesting, payable at the same time as vested and earned PSUs are paid under the PSU award agreements; (6) a one-year plus 90 day extension to exercise vested options; (7) vesting of Company contribution amounts under the Company’s deferred compensation plan; and (8) the opportunity to continue enrollment for up to two years in the Company’s medical, dental and vision plan at the same premium cost applicable to active employees. In exchange for the payments and benefits to Mr. Rissman, Mr. Rissman has released the Company from any and all claims and has agreed to certain confidentiality, non-competition, non-solicitation, non-disparagement, cooperation and assistance, and liquidated damages provisions.

Described below is the post-employment consideration payable to Messrs. Slager and Hughes under their respective employment agreements, and to Ms. Ellingsen and Mr. Serianni under the Separation Policy, in the event of a covered termination. The tables on the following pages provide information regarding benefits that would have been payable to them upon the occurrence of certain events of termination, assuming the specified events occurred on December 31, 2016. We have not quantified the estimated welfare benefits payable because we do not believe any estimates would be meaningful. We have estimated to the best of our ability the amounts that would have been payable to Messrs. Slager, Hughes, and Serianni and Ms. Ellingsen upon the occurrence of the following events: (1) death; (2) disability; (3) termination without cause by Republic (determined pursuant to the applicable employment agreement or the Separation Policy) or, in the case of Mr. Slager, by him for good reason; (4) termination by Republic without cause or by the executive for good reason following a change in control (without consideration to any reduction in severance benefits that may be required due to the applicable employment agreement or the Separation Policy); and (5) retirement. Also described below is the post-employment consideration payable to Messrs. Maruster and Rissman on account of their termination during 2016.

We can terminate an NEO’s employment without cause at any time. In general, Mr. Slager can terminate his employment for good reason at any time if: (a) his duties and responsibilities are materially reduced; (b) we breach the employment agreement and do not timely cure the breach; (c) we terminate or reduce his participation in one or more company-sponsored benefit plans and such termination or reduction does not apply to the other NEOs; (d) we relocate his office outside of Maricopa County, Arizona; (e) we terminate the continuation of his rolling employment period; or (f) he resigns from the Board or his term as a director expires, in either case only if such event occurs as a result of his failure to receive the required votes by our shareholders to be re-elected to the Board. Ms. Ellingsen and Messrs. Hughes and Serianni can terminate

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their employment for good reason during the one-year period following a change in control if we reduce their salary, bonus opportunity or title.

For purposes of the calculations in the following tables related to our common stock, the value of restricted stock and RSUs is based on a price of $57.05, the closing price of our stock on December 30, 2016, the last trading day of our 2016 fiscal year, and the value of stock options is based on the spread between that closing price and the exercise price of the options. Also, because actual payouts for the 2015 — 2017 and 2016 — 2018 PSU and Supplemental LTIP performance periods have not yet been determined, calculations based on actual payouts of such performance periods assume that actual payouts will be at target. The balance of company contributions to the DCP that were not previously vested will become vested and payable in accordance with the terms of the DCP. The following tables do not include amounts contributed by the executives into their DCP accounts.

Death

Equity

◾	For Mr. Slager, vested but unexercised stock options remain exercisable for the lesser of five years from the termination date or the remaining term of the option; all unvested stock options and RSUs are forfeited.

◾	For Ms. Ellingsen as well as Messrs. Hughes and Serianni, immediate vesting of all outstanding equity awards; stock options remain exercisable for the lesser of five years from the termination date or the remaining term of the option.

◾	For all current NEOs, prorated vesting in portion of earned PSUs.

Cash Incentive Awards

◾	For Ms. Ellingsen and Messrs. Slager, Hughes and Serianni, all annual cash and LTIP incentive awards shall vest and be payable at target, except that any awards determined to be earned prior to death shall be payable following the end of the applicable performance period at the actual amount to be determined.

◾	For Ms. Ellingsen, all Supplemental LTIP awards shall vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual Company performance, payable following the end of the performance period.

Retirement/Deferred Compensation

◾	For Mr. Slager, payment of his Supplemental Retirement Benefit.

◾	For Ms. Ellingsen as well as Messrs. Hughes and Serianni, payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

Other

◾	Base salary earned, but not yet paid, and unused vacation.

◾	For Mr. Slager and his family, continued coverage under certain welfare plans until he becomes eligible for benefits from another employer or the government.

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Executive Compensation

Post-Employment Compensation – Death

Name	Severance	Stock Awards(1)	Option Awards	Non Equity Incentive Plan Compensation(2)	Deferred Compensation Payment(3)	Total Compensation Payable
Donald W. Slager	$—	$5,736,149	$—	$2,930,000	$3,662,266	$12,328,415
Catharine D. Ellingsen	—	778,866	73,901	819,748	492,812	2,165,327
Jeffrey A. Hughes	—	2,327,963	828,823	635,760	606,532	4,399,078
Charles F. Serianni	—	2,219,701	227,048	645,333	695,890	3,787,972
(1)	For Mr. Slager, this amount reflects the prorated vesting in a portion of earned PSUs (calculated using target for purposes of the table above). For Ms. Ellingsen and Messrs. Hughes and Serianni, this amount reflects the prorated vesting in a portion of earned PSUs and the immediate vesting of outstanding RSUs.

(2)	For Ms. Ellingsen and Messrs. Slager, Hughes and Serianni, this amount reflects the target 2016 annual cash incentive award and the target LTIP award for the 2014 – 2016 performance period. For Ms. Ellingsen, this amount also includes prorated Supplemental LTIP awards based on actual results (calculated using target for purposes of the table above) for the 2015 – 2017 and 2016 – 2018 performance periods.

(3)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to his beneficiary. For Ms. Ellingsen and Messrs. Hughes and Serianni, this includes the employer contributions to the DCP made on the executive’s behalf that will be paid to the executive’s beneficiary upon the executive’s death and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer (the early vesting of which is reflected in the “Stock Awards” column).

Disability

Severance

•	For Mr. Slager, continued base salary for three years, mitigated to the extent payments are made to him pursuant to any disability insurance policies paid for by the Company.

Equity

◾	For all current NEOs, immediate vesting of all outstanding equity awards; stock options remain exercisable for the lesser of 5 years from the termination date or the remaining term of the option.

◾	For all current NEOs, prorated vesting in portion of earned PSUs.

Cash Incentive Awards

◾	For all current NEOs, all annual cash and LTIP incentive awards shall vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual Company performance, payable following the end of the performance period, except that any awards determined to be earned prior to any disability shall be payable following the end of the applicable performance period at the actual amount to be determined.

◾	For Ms. Ellingsen, all Supplemental LTIP awards shall vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual Company performance, payable following the end of the performance period.

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit.

•	For Ms. Ellingsen as well as Messrs. Hughes and Serianni, payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

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Executive Compensation

Other

•	Base salary earned, but not yet paid, and unused vacation.

•	Continued coverage under certain welfare plans for a specified period of time: Mr. Slager – until he becomes eligible for benefits from another employer or the government; and Ms. Ellingsen as well as Messrs. Hughes and Serianni – in accordance with our benefit continuation policy under COBRA.

Post-Employment Compensation – Disability

Name	Severance	Stock Awards(1)	Option Awards	Non Equity Incentive Plan Compensation(2)	Deferred Compensation Payment(3)	Total Compensation Payable
Donald W. Slager	$3,300,000	$15,567,576	$3,315,220	$3,311,750	$3,662,266	$29,156,812
Catharine D. Ellingsen	—	778,866	73,901	887,325	492,812	2,232,904
Jeffrey A. Hughes	—	2,327,963	828,823	754,670	606,532	4,517,988
Charles F. Serianni	—	2,219,701	227,048	774,844	695,890	3,917,483
(1)	For each of the NEOs, this amount reflects the prorated vesting in a portion of earned PSUs (calculated using target for purposes of the table above) and the immediate vesting of outstanding RSUs.

(2)	For Messrs. Slager, Hughes and Serianni, amounts include the actual 2016 annual cash incentive award and the actual LTIP award for the 2014 – 2016 performance period. For Ms. Ellingsen, this amount reflects the actual 2016 annual cash incentive award, actual LTIP award for the 2014 – 2016 performance period and prorated Supplemental LTIP awards based on actual results (calculated using target for purposes of the table above) for the 2015 – 2017 and 2016 – 2018 performance periods.

(3)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Ms. Ellingsen and Messrs. Hughes and Serianni, this includes the employer contributions to the DCP made on the executive’s behalf that will be paid to the executive upon the executive’s disability and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer (the early vesting of which is reflected in the “Stock Awards” column).

Without Cause by Republic or by Mr. Slager for Good Reason

Severance

•	For Mr. Slager, continued base salary for three years.

•	For Ms. Ellingsen and Mr. Serianni, continued base salary for two years.

•	For Mr. Hughes, continued base salary for one year.

Equity

•	For Mr. Slager, immediate vesting of all outstanding equity that would otherwise vest in the year of termination; stock options remain exercisable for the lesser of three years from the termination date or the remaining term of the option.

•	For Ms. Ellingsen as well as Messrs. Hughes and Serianni, continued vesting of all outstanding equity for up to one year following termination; vested stock options are exercisable for up to one year plus 90 days following termination, but not beyond the original term.

•	For all current NEOs, prorated vesting in portion of earned PSUs.

Cash Incentive Awards

•	For Mr. Slager, all annual cash and LTIP incentive awards shall vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual Company performance, payable following the end of the performance period.

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Executive Compensation

•	For Ms. Ellingsen as well as Messrs. Hughes and Serianni, all annual cash incentive awards shall vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual Company performance, payable following the end of the performance period; the right to receive an award for any outstanding LTIP performance period is forfeited.

•	For Ms. Ellingsen, all Supplemental LTIP awards shall vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual Company performance, payable following the end of the performance period.

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit.

•	For Ms. Ellingsen as well as Messrs. Hughes and Serianni, payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

Other

•	Base salary earned, but not yet paid, and unused vacation.

•	Continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; Ms. Ellingsen and Mr. Serianni — up to two years; and Mr. Hughes — up to one year.

•	For Mr. Slager, outplacement services for up to one year, with such benefit not to exceed $50,000.

Post-Employment Compensation — Termination Without Cause by the Company or by the Executive for Good Reason

Name	Severance	Stock Awards(1)	Option Awards(1)	Non Equity Incentive Plan Compensation(2)	Deferred Compensation Payment(3)	Other Payments(4)	Total Compensation Payable
Donald W. Slager	$3,300,000	$5,736,149	$—	$3,311,750	$3,662,266	$50,000	$16,060,165
Catharine D. Ellingsen(5)	900,000	198,496	73,901	645,320	492,812	—	2,310,529
Jeffrey A. Hughes(5)	482,200	1,342,652	568,578	530,420	606,532	—	3,530,382
Charles F. Serianni(5)	1,025,000	1,233,421	144,307	563,750	695,890	—	3,662,368
(1)	Under his employment agreement, Mr. Slager would receive immediate vesting of outstanding RSUs and stock options that would otherwise vest in the year of termination. Because his termination is deemed to have occurred on December 31, 2016, for purposes of this table, no outstanding RSUs or stock options would vest in connection with such termination. For each of the NEOs, Stock Awards include amounts for prorated vesting in a portion of earned PSUs (calculated using target for purposes of the table above).

(2)	For Mr. Slager, amounts include his actual 2016 annual cash incentive award and his actual LTIP award for the 2014 — 2016 performance period. For Ms. Ellingsen, this amount reflects the actual 2016 annual cash incentive award and prorated Supplemental LTIP awards based on actual results (calculated using target for purposes of the table above) for the 2015 — 2017 and 2016 — 2018 performance periods. For Messrs. Hughes and Serianni, the amount in this column reflects the actual 2016 annual cash incentive award.

(3)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Ms. Ellingsen and Messrs. Hughes and Serianni, this includes the employer contributions to the DCP made on the executive’s behalf that will be paid to the executive upon the executive’s termination without cause and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer (the early vesting of which is reflected in the “Stock Awards” column).

(4)	The amount is for outplacement services.

(5)	Absent a change in control, no NEO other than Mr. Slager may terminate for “good reason,” and the consideration described above would only be provided in the event of a termination by the company without cause.

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Executive Compensation

Without Cause by the Company or by the Executive for Good Reason — Change in Control

The payments described below, which do not take into consideration any reduction in severance benefits that may be required due to the applicable employment agreement or the Separation Policy, apply in the case of a covered termination if the termination occurs within six months before or two years following a change in control for Mr. Slager, or within one year following a change in control for Ms. Ellingsen as well as Messrs. Hughes and Serianni.

Severance

•	For Mr. Slager, a lump sum payment equal to three times the sum of base salary and annual cash and LTIP incentive awards, based on the target award amounts for the performance periods ending in the year prior to the year of termination, payable within six months following his termination of employment.

•	For Ms. Ellingsen as well as Messrs. Hughes and Serianni, a lump sum payment in the amount of two times the sum of the current base salary and the target annual cash incentive award for the year in which termination occurs, payable within six months following termination.

Equity

•	For Mr. Slager, immediate vesting of all outstanding equity and continued exercisability of vested options for the lesser of three years from the termination date or the remaining term of the option. All performance share awards outstanding as of his termination date vest and become payable at target and without proration.

•	For Ms. Ellingsen as well as Messrs. Hughes and Serianni, immediate vesting of all outstanding equity and continued exercisability of vested options for up to one year following termination, but not beyond the original term. All performance share awards outstanding as of the termination date vest and become payable at target and without proration.

Cash Incentive Awards

•	All annual cash and LTIP incentive awards outstanding as of the change in control vest and become payable at target no later than ten days following the change in control. For Ms. Ellingsen, all Supplemental LTIP awards outstanding as of the termination date shall vest and be payable at target.

•	For Mr. Slager, all annual cash incentive awards for performance periods commencing after the change in control vest and become payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual Company performance, payable not later than 60 days following the end of the performance period; all LTIP incentive awards outstanding as of his termination date vest and become payable at target and without proration.

•	For Ms. Ellingsen as well as Messrs. Hughes and Serianni, all LTIP incentive awards for performance periods commencing after the change in control vest and become payable at target.

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit.

•	For Ms. Ellingsen as well as Messrs. Hughes and Serianni, payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

Other

•	Base salary earned, but not yet paid, and unused vacation.

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Executive Compensation

•	Continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; Ms. Ellingsen and Mr. Serianni — up to two years; and Mr. Hughes — up to one year.

•	For Mr. Slager, outplacement services for up to one year, with such benefit not to exceed $50,000.

Post-Employment Compensation — Termination without Cause by the Company or by the Executive for Good Reason — Change in Control(1)

Name	Severance	Stock Awards(2)	Option Awards	Non Equity Incentive Plan Compensation(3)	Deferred Compensation Payment(4)	Other Payments(5)	Total Compensation Payable
Donald W. Slager	$10,125,000	$21,875,537	$3,315,220	$2,930,000	$3,662,266	$50,000	$41,958,023
Catharine D. Ellingsen	1,526,162	953,818	73,901	1,016,082	492,812	—	4,062,775
Jeffrey A. Hughes	1,735,920	3,048,238	828,823	635,760	606,532	—	6,855,273
Charles F. Serianni	1,845,000	3,003,796	227,048	645,333	695,890	—	6,417,067
(1)	The payments set forth in this table assume a change in control occurring on December 31, 2016.

(2)	Amounts reflect target PSU awards for the 2015-2017 and 2016-2018 performance periods and immediate vesting of outstanding stock option and RSU awards.

(3)	For Messrs. Slager, Hughes and Serianni, amounts reflect target 2016 annual cash incentive award and target LTIP award for the 2014 – 2016 performance period. For Ms. Ellingsen, amounts reflect target 2016 annual cash incentive awards, target LTIP award for the 2014 – 2016 performance period and target Supplemental LTIP awards for the 2015 – 2017 and 2016 – 2018 performance periods.

(4)	For Mr. Slager, includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Ms. Ellingsen and Messrs. Hughes and Serianni, includes the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer (the early vesting of which is reflected in the “Stock Awards” column).

(5)	For Mr. Slager, the amount is for outplacement services.

Retirement (upon satisfying Republic’s definition of “retirement” and notice provisions)

Equity

•	For all current NEOs, immediate vesting of all outstanding equity; stock options remain exercisable for the lesser of three years from the retirement date or the remaining term of the option.

•	Vest in full number of earned PSUs.

Cash Incentive Awards

•	All annual cash and LTIP incentive awards vest and become payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual Company performance, payable following the end of the performance period.

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit.

•	For Ms. Ellingsen as well as Messrs. Hughes and Serianni, payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

Other

•	Base salary earned, but not yet paid, and unused vacation.

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Executive Compensation

•	Continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; and Ms. Ellingsen as well as Messrs. Hughes and Serianni — in accordance with our benefit continuation policy under COBRA.

Post-Employment Compensation – Retirement(1)

Name	Severance	Stock Awards(2)	Option Awards(2)	Non Equity Incentive Plan Compensation(3)	Deferred Compensation Payment(4)	Total Compensation Payable
Jeffrey A. Hughes	$—	$3,048,238	$828,823	$754,670	$606,532	$5,238,263
(1)	As of December 31, 2016, Mr. Hughes was the only NEO to have met the age and service requirements to be eligible for retirement, but he has not yet met his notice requirement to be eligible for retirement. The payments set forth in the table above assume that Mr. Hughes has met the notice requirement as of December 31, 2016.

(2)	Amount reflects vesting in full number of earned PSUs (calculated using target for purposes of the table above) and immediate vesting of outstanding stock option and RSU awards upon retirement.

(3)	Amounts reflect Mr. Hughes’ actual 2016 annual cash incentive award and actual LTIP award for the 2014 – 2016 performance period.

(4)	This amount includes the employer contributions to the DCP made on the executive’s behalf that will be paid to the executive, and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer (the early vesting of which is reflected in the “Stock Awards” column).

For Cause by the Company or Without Good Reason by the Executive

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit.

•	For Ms. Ellingsen as well as Messrs. Hughes and Serianni, payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

Other

•	Base salary earned, but not yet paid, and unused vacation.

•	For Mr. Slager, for termination other than for cause, continued coverage under certain welfare plans until he becomes eligible for benefits from another employer or the government.

•	For Ms. Ellingsen as well as Messrs. Hughes and Serianni, continued coverage under certain welfare plans in accordance with our benefit continuation policy under COBRA.

In each circumstance above in which Mr. Slager is entitled to continued welfare coverage, the estimated value of the benefit was approximately $400,000 as of December 31, 2016. However, as noted above, the benefit continues only to the extent Mr. Slager does not become eligible for benefits from a third party. As a result, the actual benefit could be zero.

Separation Agreements with Messrs. Maruster and Rissman

Messrs. Maruster and Rissman entered into agreements in connection with their separation with the Company in June 2016. Below is a summary of compensatory terms included in their respective separation agreements:

Severance

•	For Mr. Maruster, continued base salary for two years.

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Executive Compensation

•	For Mr. Rissman, payment of $2,196,996, of which (1) $221,360 was paid 45 days after June 13, 2016, (2) $1,025,636 was paid on December 16, 2016, and (3) $950,000 will be payable over a twenty-four month period beginning 60 days after June 13, 2016.

Additional Severance Payment

•	For Mr. Maruster, the Company paid him $250,000, subject to appropriate taxes and deductions.

Equity

•	For Mr. Maruster, continued vesting of all outstanding equity for up to one year following termination; vested stock options are exercisable for up to one year plus 90 days following termination, but not beyond the original term.

•	For Mr. Rissman, vested stock options are exercisable for up to one year plus 90 days following termination, but not beyond the original term.

•	For Messrs. Maruster and Rissman, prorated vesting in portion of earned PSUs.

Cash Incentive Awards

•	For Mr. Maruster, his annual cash incentive award shall vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual Company performance.

•	For Mr. Rissman, all annual cash and LTIP incentive awards shall vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual Company performance.

Retirement/Deferred Compensation

•	For Messrs. Maruster and Rissman, vesting and payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

Other

•	For Mr. Rissman, a cash payment for each of the 2015-2017 and 2016-2018 performance periods equal to the difference in value between vesting in the full number of earned PSUs, if any, and prorated vesting, payable at the same time as vested and earned PSUs are paid to other named executive officers.

•	For Messrs. Maruster and Rissman, continued coverage under certain welfare plans for up to two years or until they become eligible for benefits from another employer or the government.

Post-Employment Compensation — Separation Agreements

Name	Severance	Stock Awards(1)	Option Awards(1)	Non Equity Incentive Plan Compensation(2)	Deferred Compensation Payment(3)	Other Payments(4)	Total Compensation Payable
Robert A. Maruster	$1,400,000	$1,148,872	$104,680	$280,726	$148,309	$—	$3,082,587
Michael P. Rissman	2,196,996	485,895	—	398,354	690,853	910,632	4,682,730
(1)	Under his separation agreement, Mr. Maruster received continued vesting of all outstanding equity for up to one year following termination; vested stock options are exercisable for up to one year plus 90 days following termination, but not beyond the original term. For Mr. Rissman, vested stock options are exercisable for up to one year plus 90 days following termination, but not beyond the original term. For Messrs. Maruster and Rissman, Stock Awards include amounts for prorated vesting in a portion of earned PSUs (but calculated using target for purposes of the table above).

(2)	For Mr. Maruster, the amount includes his prorated 2016 annual cash incentive award based on actual results. For Mr. Rissman, the amounts include his prorated 2016 annual cash incentive award based on actual results and his prorated LTIP award for the 2014 – 2016 performance period based on actual results.

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Executive Compensation

(3)	For Messrs. Maruster and Rissman, this includes the employer contributions to the DCP made on the executive’s behalf that will be paid to the executive upon the executive’s separation in accordance with the deferred compensation plan and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer (the early vesting of which is reflected in the “Stock Awards” column).

(4)	For Mr. Rissman, this amount includes a cash payment equal to the difference in value between vesting in the full number of earned PSUs (but calculated using target for purposes of the table above), if any, and prorated vesting, payable at the same time as vested and earned PSUs are paid under the PSU award agreements.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have a written Related Party Transactions Policy that stipulates that any transaction for which disclosure is required under Item 404 of Regulation S-K (an “S-K Transaction”) be approved by both our CEO and the Audit Committee. Generally speaking, an S-K Transaction is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which Republic is a participant, the amount involved exceeds $120,000 in the aggregate, and a director, director nominee, executive officer, 5% shareholder, or immediate family member of any of the foregoing has a material interest in the transaction. The related party must disclose in writing to the Chief Legal Officer the material facts of the proposed S-K Transaction and the Chief Legal Officer (or designee) will then submit the written disclosure to the CEO and the Audit Committee for approval. If the proposed S-K Transaction involves the Chief Legal Officer, the written disclosure must be provided to the CEO. As part of its due diligence, the Audit Committee will review and determine, with the advice and assistance of such advisors as it deems appropriate, whether the S-K Transaction would present an improper conflict of interest. In making this determination, the Audit Committee may consider the following factors, among others: (1) whether the transaction terms are at least as favorable to us as those that could be obtained in a transaction between us and an unrelated party; (2) whether there are any compelling business reasons for us to enter into the transaction; and (3) whether the transaction would impair the independence of an otherwise independent director.

We had no S-K Transactions during the year ended December 31, 2016.

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PROPOSAL 2:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related SEC rules, we are asking our shareholders to cast a vote to approve the compensation of our NEOs. This proposal, commonly referred to as a “say-on-pay” proposal, gives you the opportunity to approve, not approve or abstain from voting on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation principles, policies and practices described in this proxy statement. Section 14A requires that we submit a proposal to shareholders similar to this one at least every three years. Based on the recommendation of our shareholders, and assuming approval of Proposal 3, we intend to submit a proposal similar to this one to our shareholders every year.

In considering your vote, you should review with care the information regarding our NEOs’ compensation appearing under the caption “Executive Compensation” on pages 41 through 87, including the CD&A beginning on page 41.

We have designed our executive compensation program to attract and retain our executives and to motivate them to increase shareholder value on both an annual and a longer-term basis primarily by improving our earnings and return on invested capital and generating increasing levels of free cash flow. The Compensation Committee believes our executive compensation program reflects a strong pay-for-performance philosophy and drives the alignment of shareholder and management interests.

Accordingly, we are submitting the following resolution for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Republic approve, on an advisory basis, the compensation of Republic’s NEOs as disclosed in the Proxy Statement for the 2017 Annual Meeting under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other tables and narrative disclosures set forth thereunder.”

The affirmative vote of a majority of the holders represented at the Annual Meeting and entitled to vote is required to approve this proposal. Abstentions will have the effect of a vote against Proposal 2 and broker non-votes have no effect on the proposal. This vote is an advisory vote only, and the result will not be binding on us. Although the vote is non-binding, the Compensation Committee values shareholders’ opinions. Accordingly, the Compensation Committee will review the results of voting on this proposal, seek to determine the cause or causes of any significant negative voting results and consider those matters when making future NEO compensation decisions.

The Board recommends a vote “FOR” approval of the compensation of our NEOs.

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PROPOSAL 3:

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act and related SEC rules require that we provide our shareholders with the opportunity to vote every six years, on a nonbinding, advisory basis, for their preference as to how frequently we should seek future advisory say-on-pay votes on the compensation of our NEOs. This advisory vote last occurred in 2011. This year we are once again asking our shareholders to indicate, on a nonbinding, advisory basis, whether they would prefer an advisory say-on-pay vote on the compensation of our NEOs to occur every one, two or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors has determined that an advisory say-on-pay vote on the compensation of our NEOs that occurs on an annual basis is the most appropriate option for Republic. Accordingly, our Board of Directors recommends that the advisory vote on the compensation of our NEOs occurs every one year. Our Board of Directors believes that an annual advisory say-on-pay vote will allow our shareholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year.

You may cast your vote by choosing the option of one year, two years, three years or abstain from voting in response to the following resolution:

“RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency for holding an advisory vote on the compensation of Republic’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, as amended, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosures in the proxy statement, should be every one year, every two years or every three years.”

The option (i.e., one year, two years or three years) that receives the greatest number of votes cast by shareholders will be considered to be the shareholders’ preferred frequency for the advisory vote on the compensation of our NEOs. Abstentions and broker non-votes will have no effect on this proposal. Because the vote is advisory, however, it will not be binding on the Board of Directors, the Compensation Committee or Republic. The Board of Directors may decide, in its sole discretion, that it is in the best interests of Republic and its shareholders to hold an advisory say-on-pay vote on the compensation of our NEOs more or less frequently than the option receiving the most votes cast by our shareholders.

The Board recommends a vote that we conduct advisory votes on named executive officer compensation every “ONE YEAR”.

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PROPOSAL 4:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. This selection will be presented to the shareholders for ratification at the Annual Meeting. You may vote for, vote against or abstain from voting with respect to this proposal. The affirmative vote of a majority of the holders represented at the Annual Meeting and entitled to vote is required to ratify the appointment. Abstentions will have the effect of a vote against Proposal 4 and broker non-votes have no effect on the proposal. If the shareholders do not ratify the appointment of Ernst & Young LLP, our Audit Committee may reconsider the selection of independent registered public accounting firm.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm retained to audit our financial statements. The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2017. Ernst & Young LLP has been retained as our independent registered public accounting firm continuously since June 2002. The Audit Committee is responsible for the audit fee negotiations associated with our retention of Ernst & Young LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and the chair of the Audit Committee are directly involved in the selection of Ernst & Young LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as our independent registered public accounting firm is in the best interests of the Company and our shareholders. Representatives of Ernst & Young LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.

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QUESTIONS AND ANSWERS ABOUT THE

ANNUAL MEETING

WHAT IS THE RECORD DATE AND WHO MAY VOTE AT THE ANNUAL MEETING?

Our only voting stock currently outstanding is our common stock. You may vote if you were a holder of record of Republic common stock as of the close of business on March 15, 2017 (the “Record Date”).

The trustee of our 401(k) Plan will vote shares held in each participant’s account in accordance with instructions provided by the participant on a completed proxy card. If a participant does not provide a completed proxy card, the trustee of the 401(k) Plan will vote the shares in a participant’s account in the same proportion that it votes shares for which it received valid and timely proxy cards from other participants or as otherwise required by applicable law.

WHAT WILL I BE VOTING ON?

The following proposals will be considered at the Annual Meeting:

◾	election of directors (Proposal 1);

◾	advisory vote to approve our named executive officer compensation (Proposal 2);

◾	advisory vote on the frequency of the advisory vote to approve our named executive officer compensation (Proposal 3); and

◾	ratification of the appointment of our independent registered public accounting firm for 2017 (Proposal 4).

HOW MANY VOTES DO I HAVE?

You will have one vote for every share of our common stock you owned as of the close of business on March 15, 2017.

WHAT CONSTITUTES A QUORUM FOR THE ANNUAL MEETING?

As of the Record Date, 339,312,089 shares of our common stock were outstanding and entitled to vote. A quorum is at least a majority of the voting power represented by the shares of our common stock, or 169,656,045 shares. Abstentions and broker shares, which are shares held in street name, that are voted as to any matter presented at the meeting will be included in determining the number of shares present or represented at the Annual Meeting. Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining the number of shares present or represented. A quorum must be present or represented at the Annual Meeting for any action to be taken. If a quorum is not present or represented, the holders of a majority of the shares entitled to vote who are present or represented at the Annual Meeting, or the chairman of the meeting, may adjourn the Annual Meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given.

HOW MANY VOTES ARE REQUIRED TO APPROVE THE PROPOSALS, ASSUMING A QUORUM?

The affirmative vote of the majority of votes cast with respect to that director’s election at the Annual Meeting is required for the election of each director (Proposal 1). The affirmative vote of the holders of a majority of the voting power of the shares of common stock present or represented by proxy and entitled to vote is required for approval of Proposals 2 and 4. The advisory vote on the frequency of the advisory vote on our named executive officer compensation (Proposal 3) will be determined by the greatest number of votes cast.

92     Republic Services, Inc. 2017 Proxy Statement

Questions and Answers About the Annual Meeting

HOW DO I VOTE?

To vote, you may:

◾	vote electronically via the internet or by telephone — to do so, please follow the instructions shown on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card;

◾	vote by mail — if you received a paper proxy card or voting instruction card by mail, simply complete, sign, date and return it in the envelope provided so that it is received before the Annual Meeting; or

◾	vote in person — we will pass out written ballots at the Annual Meeting to shareholders of record and beneficial owners who hold their shares in street name and who have obtained a valid proxy from their broker, bank or other nominee.

The internet and telephone voting procedures have been designed to verify shareholders’ identities and allow shareholders to confirm their voting instructions have been properly recorded. Shareholders whose shares are held for them by brokers, banks or other nominees should follow the instructions provided by the nominees.

Submitting your proxy or voting instructions before the Annual Meeting will not affect your right to vote in person if you decide to attend the Annual Meeting. If, however, you hold your shares in street name, you must request a valid proxy from your broker, bank or other nominee to vote in person at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please ensure that your vote is counted.

WHAT IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?

Shareholders of Record. If you are a shareholder of record and you return a signed proxy card but do not indicate how you wish to vote on a particular matter, your shares will be voted in accordance with the Board’s recommendations on all matters presented in this proxy statement. Your shares will be voted as the proxy holders determine in their discretion regarding any matters not presented in this proxy statement that are properly presented for a vote at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide your broker, bank or other nominee with voting instructions, the nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on “routine” matters, but do not have discretion to vote on “non-routine” matters. The ratification of the appointment of our independent registered public accounting firm for 2017 (Proposal 4) is a matter considered “routine” under applicable rules. The election of directors (Proposal 1), the advisory vote to approve named executive officer compensation (Proposal 2), and the advisory vote on the frequency of the advisory vote to approve our named executive officer compensation (Proposal 3), are matters considered “non-routine” under applicable rules. Thus, there will likely be broker non-votes on Proposals 1, 2, and 3.

401(k) Plan Participants. If you are a participant in our 401(k) Plan and do not provide the trustee with voting instructions, the trustee will vote the shares in your account in the same proportion that it votes shares for which it received valid and timely proxy cards from other participants or as otherwise required by applicable law.

WHAT ARE BROKER NON-VOTES?

The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares on “routine” matters when the brokers have not received voting instructions from their customers. Brokers may not vote their customers’ shares on “non-routine” matters unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are referred to as broker non-votes.

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Questions and Answers About the Annual Meeting

HOW ARE BROKER NON-VOTES AND ABSTENTIONS COUNTED?

Abstentions and broker non-votes will have no effect on Proposal 1, as the election is determined by counting the votes actually cast where abstentions and broker non-votes are not treated as votes cast. Abstentions will have the effect of a vote against Proposals 2 and 4, as the standard for the approval of these proposals is a majority of shares present and entitled to vote, and broker non-votes have no effect on these proposals. Abstentions and broker non-votes will have no effect on Proposal 3, as the advisory vote on the frequency of the advisory vote on our named executive officer compensation will be determined by the greatest number of votes cast.

CAN I CHANGE MY VOTE?

Yes. If you have voted, you can change your vote in one of three ways: (1) you can send us a written notice stating that you would like to revoke your proxy; (2) you can complete and submit a new proxy card, or cast a new vote by telephone or internet; or (3) you can attend the Annual Meeting and vote in person. Your attendance alone, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change these instructions.

DO I NEED TO ATTEND THE ANNUAL MEETING IN PERSON?

No. Although you are welcome to attend, it is not necessary for you to attend the Annual Meeting to vote your shares.

HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

The Board recommends you vote:

•	FOR the election of the 10 nominees to the Board (Proposal 1);

•	FOR approval of our named executive officer compensation (Proposal 2);

•	FOR conducting advisory votes on our named executive officer compensation every “ONE YEAR” (Proposal 3); and

•	FOR the ratification of the appointment of our independent registered public accounting firm for 2017 (Proposal 4).

WHERE CAN I FIND MORE INFORMATION ABOUT REPUBLIC?

We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) 732-0330 for information about these facilities. This information is also available at our website at www.republicservices.com (click on Investors) and at the SEC’s website at www.sec.gov.

WHO CAN HELP ANSWER MY QUESTIONS?

If you have questions about the Annual Meeting or the proposals, or need help voting your shares, you can call Georgeson LLC, which is assisting us with our proxy solicitation, toll-free at (800) 248-3170.

94     Republic Services, Inc. 2017 Proxy Statement

EXPENSES OF SOLICITATIONS

Republic will bear the cost of soliciting proxies. In addition to solicitations by mail, our regular employees may solicit proxies in person or by telephone without additional compensation. We will pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, we have engaged Georgeson LLC to help in the solicitation of proxies for a fee of approximately $10,000 plus associated costs and expenses.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR OUR 2018 ANNUAL MEETING

Any shareholder who wishes to present a proposal for action at our next annual meeting of shareholders, presently scheduled for May 2018, or who wishes to nominate a candidate for our Board, must submit such proposal or nomination in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. The proposal or nomination should comply with the time period and information requirements as set forth in our bylaws relating to shareholder business or shareholder nominations, as applicable. Shareholders interested in submitting a proposal for inclusion in the proxy statement for the 2018 annual meeting of shareholders may do so by following the procedures prescribed in our bylaws and in accordance with the applicable rules under the Exchange Act. Shareholder proposals must be received by our Corporate Secretary:

•	no later than November 30, 2017, if the proposal is submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act;

•	between January 12, 2018 and February 11, 2018, if the proposal is submitted under our bylaws, in which case we are not required to include the proposal in our proxy materials; or

•	between October 31, 2017 and November 30, 2017, if the proposal is submitted pursuant to our proxy access bylaw provision.

MISCELLANEOUS MATTERS

Our Annual Report on Form 10-K covering the fiscal year ended December 31, 2016 is included with this proxy statement. It contains financial and other information about us, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “Audit Committee Report” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide upon written request, without charge, to each shareholder of record as of the Record Date a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. Our Annual Report on Form 10-K and exhibits thereto also are available on our website at www.republicservices.com or at the SEC’s website at www.sec.gov.

You are again invited to attend the Annual Meeting. We will hold the Annual Meeting at 10:30 a.m., local time, on Friday, May 12, 2017 at the Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260. Directions to the hotel from the Phoenix Sky Harbor International Airport are as follows: Exit the airport east on Loop 202. Merge onto North Loop 101. Continue north to the Princess Exit, exit and turn left. Make a left onto Perimeter Drive and the hotel is on the right.

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Other than the items described herein, management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in our best interest. We have prepared the accompanying form of proxy at the Board’s direction and provide it to you at the Board’s request. Your Board has designated the proxies named therein.

96     Republic Services, Inc. 2017 Proxy Statement

REPUBLIC SERVICES, INC.

ATTN: INVESTOR RELATIONS

18500 NORTH ALLIED WAY

PHOENIX, AZ 85054

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Republic Services, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E24816-P88713	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

REPUBLIC SERVICES, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Manuel Kadre	☐	☐	☐

	1b.	Tomago Collins	☐	☐	☐

	1c.	William J. Flynn	☐	☐	☐

	1d.	Thomas W. Handley	☐	☐	☐

	1e.	Jennifer M. Kirk	☐	☐	☐

	1f.	Michael Larson	☐	☐	☐

	1g.	Ramon A. Rodriguez	☐	☐	☐

	1h.	Donald W. Slager	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

				For	Against	Abstain

	1i.	John M. Trani		☐	☐	☐

	1j.	Sandra M. Volpe		☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

2.	Advisory vote to approve our named executive officer compensation.			☐	☐	☐

The Board of Directors recommends you vote ONE YEAR on the following proposal:			One Year	Two Years	Three Years	Abstain

3.	Advisory vote on the frequency of an advisory vote on named executive officer compensation.		☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain

4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.			☐	☐	☐

NOTE: In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E24817-P88713

PROXY

REPUBLIC SERVICES, INC.

This proxy is solicited on behalf of the Board of Directors

Donald W. Slager and Catharine D. Ellingsen, or either of them, with the power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Republic Services, Inc. to be held at 10:30 a.m., local time, on May 12, 2017 at the Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260 or any postponements or adjournments of the meeting, as indicated hereon.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is given, this proxy will be voted FOR each of the nominees for director listed herein; FOR approval of the compensation of our named executive officers; FOR conducting advisory votes on our named executive officer compensation every “ONE YEAR”; and FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017. As to any other matters, the Proxies shall vote in accordance with their discretion.

The undersigned hereby acknowledges receipt of the Notice of the 2017 Annual Meeting of Shareholders, the Proxy Statement, and the Annual Report.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued on reverse side

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